UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE BABCOCK & WILCOX COMPANY
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13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

March 29, 2012

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of The Babcock & Wilcox Company, which will be held on Tuesday, May 8, 2012, at Generation mPower LLC, The Everett Building, 11525 N. Community House Road, Suite 500, Charlotte, North Carolina 28277, commencing at 9:30 a.m. local time. The Notice of Annual Meeting and Proxy Statement following this letter describe the matters to be acted on at the meeting.

We are utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows us to furnish proxy materials to you via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2012 Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person for the 2012 Annual Meeting.

It is very important that your shares are represented and voted at the Annual Meeting. Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely yours,

BRANDON C. BETHARDS
President & Chief Executive Officer

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 8, 2012.

The proxy statement and annual report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

THE BABCOCK & WILCOX COMPANY

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of the Stockholders of The Babcock & Wilcox Company, a Delaware corporation, will be held at Generation mPower LLC, The Everett Building, 11525 N. Community House Road, Suite 500, Charlotte, North Carolina 28277, on Tuesday, May 8, 2012, at 9:30 a.m. local time, in order to:

(1) elect Thomas A. Christopher, Robert W. Goldman and Stephen G. Hanks as Class II directors of our Board of Directors;

(2) hold an advisory vote on the compensation of our named executive officers;

(3) ratify our Audit & Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

(4) transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 12, 2012, you are entitled to vote at the meeting and at any adjournment thereof.

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 29, 2012, we mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 12, 2012 and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice or may request a printed set of our proxy materials. The Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed copy of the materials, we have enclosed a copy of our 2011 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

By Order of the Board of Directors,

JAMES D. CANAFAX
Secretary

Dated: March 29, 2012

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

2012 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	9:30 a.m., May 8, 2012
• Place	Generation mPower LLC The Everett Building 11525 N. Community House Road, Suite 500 Charlotte, North Carolina 28277
• Record Date	March 12, 2012
• Voting	Shareholders on the record date are entitled to vote. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
• Attendance	All stockholders as of the record date and their duly appointed proxies may attend the meeting.

Meeting Agenda

•	Election of three Class II directors
•	Advisory vote on the compensation of our named executive officers
•	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2012
•	Transaction of other business that may properly come before the meeting

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of three Class II directors	FOR EACH NOMINEE	4
Advisory Vote on the compensation of our named executive officers	FOR	23
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2012	FOR	69

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

(i)

Director Nominees

The Board of Directors has nominated three candidates to serve a three-year term expiring in 2015. The following table provides summary information about each director nominee. Director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors. The Board of Directors has determined that each director nominee is independent.

Nominee	Age	Director Since	Principal Occupation	Committees
Thomas A. Christopher	67	2011	• Independent Consultant • Former Vice Chairman and Former President and Chief Executive Officer of Areva NP Inc. • Former member, Board of Directors for the Nuclear Energy Institute	• Compensation • Safety & Security
Robert W. Goldman	70	2010

•     Independent Financial Consultant

•     Former Senior Vice President, Finance and Chief Financial Officer of Conoco, Inc.

•     Member, Board of Directors of El Paso Corporation, Parker Drilling Company and Tesoro Corporation

				• Audit & Finance (Chair) • Compensation
Stephen G. Hanks	61	2010	• Former President and Chief Executive Officer, Washington Group International, Inc. • Member, Board of Directors of Lincoln Electric Holdings, Inc. and McDermott International, Inc.	• Audit & Finance • Compensation (Chair)

Mr. Goldman and Mr. Hanks, who are each current directors, attended 75% or more of the meetings of the Board of Directors and of the committees on which they served during 2011. Mr. Christopher, who is also a current director, attended 75% or more of the meetings of the Board of Directors and of the committees on which he served that were held after his appointment as a director in September 2011.

2011 Board and Committee Summary

	Members	Independence	Meetings
Full Board	9	78%	9
Audit & Finance	4	100%	8
Compensation	4	100%	6
Governance	3	100%	6
Safety & Security	4	75%	5

Advisory Vote on the Compensation of our Named Executive Officers

In 2011, our stockholders supported an annual vote on executive compensation, which we have implemented. Last year, we received the support of our stockholders with over 95% of the votes cast in favor of our executive compensation program and have maintained the same general approach as to 2011 compensation. Accordingly, we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. We generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.

We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2011. We believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.

(ii)

Ratification of Auditors

Our Board of Directors has ratified the decision of the Audit & Finance Committee to appoint Deloitte to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012. Below is summary information of Deloitte’s fees for fiscal years 2011 and 2010 services.

Service	2011	2010(1)
Audit	$3,171,000	$2,803,529
Audit-Related	$51,049	$79,061
Tax	$1,026,591	$171,477
All Other	$134,013	$87,549
Total	$4,382,653	$3,141,616

(1)	Excludes amounts paid by our former parent company prior to our spin-off.

2011 Named Executive Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer, Former Chief Financial Officer and our next three most highly compensated executive officers for the year ended December 31, 2011, as determined by the rules of the Securities and Exchange Commission. Mr. Michael S. Taff served as our Senior Vice President and Chief Financial Officer until November 14, 2011. The amount reported for Mr. Taff under the All Other Compensation column below includes amounts paid to Mr. Taff pursuant to a retention agreement that was entered into with our former parent company and assigned to us in connection with our spin-off. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement and the more detailed information in the Compensation of Executive Officers section.

Name	Salary	Stock & Option Awards	Non-Equity Incentive Bonus	Pension Plan	All Other Compensation	Total Compensation
Brandon C. Bethards,	$887,500	$3,736,781	$1,050,000	$1,046,462	$95,281	$6,816,024
President, Chief Executive Officer & Director
Anthony S. Colatrella,	$63,636	$916,506	N/A	N/A	$23,015	$1,003,157
Senior Vice President & Chief Financial Officer
Michael S. Taff,	$308,638	$1,372,341	N/A	N/A	$4,262,919	$5,943,898
Former Senior Vice President & Chief Financial Officer
Mary Pat Salomone,	$462,000	$1,159,133	$376,664	$472,524	$49,549	$2,519,870
Senior Vice President & Chief Operating Officer
Richard L. Killion,	$367,005	$563,898	$240,000	$461,607	$39,868	$1,672,378
President & Chief Operating Officer, Babcock & Wilcox Power Generation Group, Inc.
James D. Canafax,	$341,950	$761,112	$222,602	N/A	$62,086	$1,387,750
Senior Vice President, General Counsel & Corporate Secretary

(iii)

GENERAL INFORMATION

Our Board has made these materials available to you over the Internet or, upon your request, has mailed you a printed version of these materials in connection with our 2012 Annual Meeting of Stockholders, which will take place on May 8, 2012. We mailed the Notice of the Annual Meeting to our stockholders on March 29, 2012, and our proxy materials were posted on the Web site referenced in the Notice on that same date.

We have sent or provided access to the materials to you because our Board is soliciting your proxy to vote your shares at our Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $15,000, plus out-of-pocket expenses. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the Thrift Plan for Employees of B&W and Participating Subsidiary and Affiliated Companies (our “Thrift Plan”) and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.

VOTING INFORMATION

Record Date and Who May Vote

Our Board selected March 12, 2012 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the New York Stock Exchange, the election of directors and the advisory vote on compensation of executive officers are no longer considered routine matters. That means that brokers may not vote your shares in the election of directors or in the advisory vote on compensation if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker.

On the record date, 118,497,252 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or in person at the Annual Meeting. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mailing expense.

By giving us your proxy, you will be directing us how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote or Revoke Your Proxy

For stockholders of record, you may change your vote or revoke your proxy entirely by written notice to our Corporate Secretary at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspectors of election for the meeting verify your latest vote.

For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy entirely. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the record date will constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals to Be Voted On

We are asking you to vote on the following:

•	the election of Thomas A. Christopher, Robert W. Goldman and Stephen G. Hanks to Class II of our Board;

•	an advisory vote on the compensation of our named executive officers (“Named Executives”); and

•	the ratification of our Audit & Finance Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2012.

Vote Required

In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Votes withheld, which are deemed abstentions, and broker non-votes are not counted for purposes of election of directors.

For the proposal on executive compensation, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to votes on this proposal. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on this proposal, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on the adoption of this proposal.

For the proposal to ratify the appointment of Deloitte, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal.

How Votes are Counted

For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the election of the Board’s nominees; (2) “FOR” the approval of the compensation of our Named Executives; (3) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote, no votes will be cast on your behalf on those matters. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm. Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Certificate of Incorporation provides for the classification of our Board into three classes, with the term of one class expiring each year.

Current Directors:

Name	Class	Year Term Expires
Brandon C. Bethards	Class I	2014
Thomas A. Christopher	Class II	2012
John A. Fees	Class III	2013
Robert W. Goldman	Class II	2012
Stephen G. Hanks	Class II	2012
D. Bradley McWilliams	Class I	2014
Richard W. Mies	Class III	2013
Anne R. Pramaggiore	Class I	2014
Larry W. Weyers	Class III	2013

The term of office of our Class II directors will expire at this year’s Annual Meeting. The current Class II directors are Thomas A. Christopher, Robert W. Goldman and Stephen G. Hanks. Messrs. Goldman and Hanks were elected to our Board on July 2, 2010 in connection with our spin-off from McDermott International, Inc. (“McDermott”). Mr. Christopher was appointed to the Board in September 2011 and assigned to Class II. Accordingly, on the nomination of our Board following the recommendation of the Governance Committee, Messrs. Christopher, Goldman and Hanks will each stand for re-election as a Class II director for a term of three years. Each nominee has consented to serve as a director if elected.

Mr. Christopher is the only director nominee standing for election for the first time at the Annual Meeting. Mr. Christopher was identified as a potential nominee by one of our directors. The Governance Committee recommended Mr. Christopher to our board of directors for nomination as a director.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our board of directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

Set forth on the following pages is certain information (ages are as of May 8, 2012) with respect to each nominee for election as a director and each director of our company who will continue to serve as a director after this year’s Annual Meeting, including the specific experience, qualifications and skills considered by the Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director.

Class II Nominees

Thomas A. Christopher	Director Since 2011
Age — 67 Compensation Committee — Member Safety & Security Committee — Member

Since June 2009, Mr. Christopher has served as an independent consultant. From January 2009 until his retirement in June 2009, Mr. Christopher served as the Vice Chairman of Areva NP Inc. (“Areva”), a nuclear power facility design and construction company. Previously, he served as Areva’s President and Chief Executive Officer from April 2000 to January 2009 and served on Areva’s board of directors from January 2005 until December 2008. Prior to joining Areva, Mr. Christopher served as Vice President and General Manager of Siemens/Westinghouse Power Services Divisions since August 1998, Vice President and General Manager of Westinghouse Energy Services Divisions from January 1996 until August 1998, and Vice President and General Manager of Westinghouse Nuclear Energy Divisions from July 1982 until December 1996. Mr. Christopher spent six years with the U.S. Navy in the nuclear submarine force, holding the naval reactors engineer certification as a lieutenant, and served on the Board of Directors for the Nuclear Energy Institute from 2000 to 2008.

Mr. Christopher brings an extensive and unique understanding of nuclear energy operations and engineering to the Board, both as a business executive and as a former engineering officer in the U.S Navy’s nuclear submarine force. He is also a former member of the board of directors of the Nuclear Energy Institute and is experienced in managing international operations for energy services companies. Mr. Christopher’s management experience and technical background in the nuclear energy industry make him a valuable addition to our Board.

Robert W. Goldman	Director Since 2010
Age — 70 Audit & Finance Committee — Chairman Compensation Committee — Member

Since October 2002, Mr. Goldman has served as an independent financial consultant. Previously, Mr. Goldman worked for Conoco Inc., an international, integrated energy company and predecessor to ConocoPhillips, from 1988 to 2002, most recently as its Senior Vice President, Finance and Chief Financial Officer from 1998 to 2002. He formerly served as the Vice President, Finance of the World Petroleum Council from 2002 to 2008. Mr. Goldman is also a member of the board of directors of El Paso Corporation (since 2003), Parker Drilling Company (since 2005) and Tesoro Corporation (since 2004) and served as a member of the board of directors of McDermott from 2005 to 2010.

Mr. Goldman has an extensive background in corporate finance and operations. While serving as Chief Financial Officer of Conoco, Inc., Mr. Goldman played vital roles in the initial public offering and split-off of Conoco, Inc. from DuPont and the subsequent merger of Conoco and Phillips Petroleum. As a member of our Board, he offers valuable public company board experience and significant knowledge specific to the energy industry. Mr. Goldman’s service on the audit and finance committees of other public and non-public companies also provides substantial benefit as he chairs the Board’s Audit & Finance Committee.

Stephen G. Hanks	Director Since 2010
Age — 61 Audit & Finance Committee — Member Compensation Committee — Chairman

From November 2007 until his retirement in January 2008, Mr. Hanks was President of the Washington Division of URS Corporation, an engineering, construction and technical services company, and he also served as a member of URS Corporation’s Board of Directors during that time. Previously, from June 2001 to November 2007, he was President and CEO of Washington Group International, Inc. (“Washington Group”), an integrated engineering, construction and management services company, which was acquired by URS Corporation in 2007, and also served on its Board of Directors. He formerly served as Executive Vice President, Chief Legal Officer and Secretary for Washington Group. Mr. Hanks is also a member of the board of directors of Lincoln Electric Holdings, Inc. (since 2006) and McDermott (since 2009).

Mr. Hanks brings to the Board valuable operations, industry and legal experience from one of the companies in our peer group through his background with Washington Group and subsequently URS Corporation. He also provides financial experience, having served as Chief Financial Officer of Morrison Knudsen Corporation, and public company board experience through his service on the boards of Lincoln Electric Holdings, Inc. and McDermott.

Our Board recommends that stockholders vote “FOR” the Class II nominees named above.

Class I Directors

Brandon C. Bethards	Director Since 2010
Age — 64 President & Chief Executive Officer

Brandon C. Bethards is our President and Chief Executive Officer. He has served in that role since November 2008, having served as Interim Chief Executive Officer of B&W since September 2008. Previously, he served as President of Babcock & Wilcox Power Generation Group, Inc. (“B&W PGG”), one of our subsidiaries, from January 2007 to October 2008 and Senior Vice President and General Manager of B&W PGG’s Fossil Power Division from February 2001 to January 2007. His earlier positions with B&W PGG included Vice President of Business Development, General Manager, District Engineer and Field Service Engineer.

Mr. Bethards has been affiliated with B&W for 38 years, having started with the predecessor to B&W PGG in the early 1970s. He has held a number of management positions within the B&W organization, including most recently as President and Chief Executive Officer. His tenure with the company, experience in the power industry and in-depth knowledge of the operations and culture of our company make him highly qualified to serve our stockholders.

D. Bradley McWilliams	Director Since 2010
Age — 70 Lead Independent Director Audit & Finance Committee — Member Governance Committee — Chairman

From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995. Mr. McWilliams is also a member of the Board of Directors of McDermott, where he has served since 2003.

Mr. McWilliams, a Certified Public Accountant and licensed attorney, has more than 30 years of accounting and financial experience, having served most recently as the chief financial officer of a large, publicly traded company for nine years. Mr. McWilliams has served on many corporate boards both for profit (including Kronos Incorporated and McDermott, where he served as chairman of the audit committee for 12 years and six years, respectively) and non-profit boards (including as a Life Member of the board of directors of the YMCA of the Greater Houston area). Including his service on the board of directors of McDermott, Mr. McWilliams is the most tenured member of our Board.

Anne R. Pramaggiore	Director Since 2011
Age — 53 Audit & Finance Committee — Member Governance Committee — Member

Since March 2012, Ms. Pramaggiore has served as President and Chief Executive Officer of Commonwealth Edison Company (“ComEd”), an electric utility company. Prior to her current position, she served as ComEd’s President and Chief Operating Officer from May 2009 until February 2012. Ms. Pramaggiore joined ComEd in 1998 and previously served as its Executive Vice President, Customer Operations, Regulatory and External Affairs from September 2007 to May 2009, Senior Vice President, Regulatory and External Affairs from November 2005 to September 2007 and Vice President, Regulatory and External Affairs from October 2002 to November 2007. She also served as its General Counsel.

Ms. Pramaggiore is a licensed attorney and brings to the Board extensive experience in the utilities industry, as highlighted by her years of service at ComEd. Her experience as a current executive at another public company and her perspective on the technical, regulatory, operational and financial aspects of the industry make her a valuable addition to the Board.

Class III Directors

John A. Fees	Director Since 2010
Age — 54 Non-Executive Chairman Safety & Security Committee — Member

Mr. Fees is the Chairman of our Board of Directors, and has served in that capacity since July 2010. From October 2008 to July 2010, he was Chief Executive Officer and a director of McDermott. He joined B&W in 1979 and served as President and Chief Executive Officer of B&W from January 2007 to October 2008; President and Chief Operating Officer of BWX Technologies, Inc., a subsidiary of B&W, from September 2002 to January 2007; and President, General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, Inc., from September 1997 to November 2002. His earlier positions at subsidiaries of B&W include Vice President and General Manager. Mr. Fees previously served as a member of the board of directors of McDermott from October 2008 to July 2010.

Mr. Fees’ service as Chief Executive Officer of McDermott and member of McDermott’s board of directors makes him well qualified to serve as Chairman of the Board of B&W. Prior to becoming McDermott’s Chief Executive Officer in 2008, Mr. Fees led a distinguished career at B&W for nearly 30 years. During his time with B&W, Mr. Fees held numerous management and executive positions within B&W’s Government Operations segment, including President and Chief Operating Officer, and served as B&W’s President and Chief Executive Officer. Mr. Fees brings extensive knowledge of our businesses and strong leadership skills to our Board.

Richard W. Mies	Director Since 2010
Age — 67 Governance Committee — Member Safety & Security Committee — Chairman

Admiral Mies is a Retired Admiral, United States Navy. He served in the U.S. Navy for 35 years, including most recently as Commander in Chief of the U.S. Strategic Command for the U.S. Air Force and U.S. Navy strategic nuclear forces from 1998 until his retirement from the Navy in 2002. Following his retirement from the Navy until 2007, he served as Senior Vice President of Science Applications International Corporation, a provider of scientific and engineering applications for national security, energy, environment, critical infrastructure and health. Since 2007, he has been Chief Executive Officer and President of The Mies Group, Ltd. (a consulting firm). He has also been a member of the board of directors of Exelon Corporation since 2009 and Mutual of Omaha Insurance Company since 2002, and served as a member of the board of directors of McDermott from August 2008 to July 2010.

Admiral Mies’ distinguished career as a nuclear submariner in the U.S. Navy and as a former Senior Vice President of Science Applications International Corporation has provided him with extensive experience in nuclear operations, executive leadership and U.S. Government procurement activities. He served as the senior operational commander of the U.S. Submarine Force and as the Commander in Chief of U.S. Strategic Command. He brings to the Board an extensive understanding of the U.S. Government, our single largest customer.

Larry L. Weyers	Director Since 2010
Age — 66 Compensation Committee — Member Safety & Security Committee — Member

In March 2010, Mr. Weyers retired as Chairman of Integrys Energy Group, Inc. (previously WPS Resources Corporation), a holding company with operations providing products and services in regulated and nonregulated energy markets. Previously, he served as its Chairman, President and Chief Executive Officer from February 1998 to December 2008, having joined Wisconsin Public Service Corporation, a utility subsidiary of Integrys Energy Group, Inc., in 1985. Since July 2010, he has served as Vice President and Lead Director of the board of directors of Green Bay Packers, Inc., on which he has served since 2003.

Mr. Weyers brings a wealth of experience in the nuclear and fossil fuel power generation industries to the Board and possesses substantial corporate leadership and governance skills. Having served over 24 years with Integrys Energy Group, Inc., he has extensive knowledge of the utility industry and provides a valuable resource for our power generation operations. Mr. Weyers has a bachelor’s degree in mathematics from Doane College, a master’s degree in nuclear engineering from Columbia University and a master’s degree in business administration from Harvard Business School.

There are no family relationships among any of our executive officers and directors.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our Web site which contains copies of our principal governance documents. The corporate governance section may be found at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.” The corporate governance section contains the following documents:

By-Laws

Corporate Governance Principles

Code of Business Conduct

Code of Ethics for Chief Executive

    Officer and Senior Financial Officers

Board of Directors Conflicts of Interest

    Policies and Procedures

Audit & Finance Committee Charter

Compensation Committee Charter

Governance Committee Charter

Safety & Security Committee Charter

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require our Board to be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Highlights.”

Based on these independence standards, our Board has determined that the following directors are independent and meet our categorical standards:

Thomas A. Christopher	Richard W. Mies
Robert W. Goldman	Anne R. Pramaggiore
Stephen G. Hanks	Larry L. Weyers
D. Bradley McWilliams

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated. Those transactions are described below, although none were determined to constitute a material relationship with us. Although Mr. Weyers has no current relationship with B&W except as a director and stockholder, he is the former chairman of the board of directors of Integrys Energy Group, Inc., with which we have transacted business in the ordinary course during the last three years. Messrs. Goldman, Hanks and Admiral Mies are directors of entities with which we transact business in the ordinary course. Ms. Pramaggiore is an executive officer of an entity, affiliates of which we transact business with in the ordinary course. Our Board also considered unsolicited contributions by us to charitable organizations with which the directors were associated. Admiral Mies serves as a director of a charitable organization to which we made unsolicited contributions between 2009 and 2011 in the usual course of our annual giving programs. Messrs. Hanks and McWilliams are both directors of McDermott, which was our parent company prior to our spin-off on July 30, 2010. McDermott does not own any shares of our common stock, however, in connection with the spin-off, we entered into a number of agreements with McDermott regarding the spin-off, which allocate responsibilities for obligations arising before and after the spin-off and provide transition services between B&W and McDermott for a limited period of time following the spin-off.

Board Function, Leadership Structure and Executive Sessions

The mission of our Board is to promote the best interests of the Company’s stockholders through oversight of the management of the Company’s business and affairs.

Our Board does not have a policy requiring either that the positions of the Chairman and the Chief Executive Officer should be separate or that they should be occupied by the same individual. Our Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. Currently, the roles are separate, with Mr. Fees serving as our Chairman and Mr. Bethards as our Chief Executive Officer. Our Board believes that this leadership structure is appropriate for us at this time because it allows Mr. Bethards to set our strategic direction and manage our day-to-day operations and performance, while Mr. Fees, who has over 30 years experience with our company and prior public company board service with McDermott, is able to set the Board’s agenda, in coordination with our Lead Independent Director, and independently lead the Board in its oversight of management.

The Lead Independent Director is appointed by the independent directors and has the following responsibilities:

•	presides over all Board meetings at which the Chairman is not present and all executive sessions attended only by independent directors;

•	serves as liaison between the independent directors and the Chief Executive Officer and the Chairman;

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advises the Chairman regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.

Our independent directors meet in executive session without management on a regular basis.

The Role of the Board in Succession Planning

The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board regularly reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Governance Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers. From time to time, the Board also retains an executive search firm as part of its normal succession planning function.

The Role of the Board in Risk Oversight

As part of its oversight function, the Board monitors various risks that we face. To assist with aspects of that function, the Board established the Safety & Security Committee, which oversees the safety, security and reliability of our business operations with specific focus on environmental, regulatory, safety, and security matters. The Audit & Finance Committee further assists the Board in fulfilling its oversight responsibility in the areas of financial reporting and by meeting periodically with management to review financial risk exposures and discuss B&W’s policies and guidelines concerning risk assessment and risk management. The Compensation Committee also assists the Board with this function by assessing risks associated with our compensation programs with management and its outside compensation consultant. We further maintain an enterprise risk management program administered by our Risk Management group. The program reviews key external, strategic, operational and financial risks with specific focus on the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board by our Director of Risk Management.

Communication with the Board

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o The Babcock & Wilcox Company, Corporate Secretary’s Office, 13024 Ballantyne Corporate Parkway, Suite 700, Charlotte, North Carolina 28277. All such communications shall be forwarded to the independent directors for their review, except for communications that (a) are unrelated to the Company’s business, (b) contain improper commercial solicitations, (c) contain material that is not appropriate for review by the Board based upon the Company’s Bylaws and the established practice and procedure of the Board, or (d) contain other improper or immaterial information. Information regarding this process is posted on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Board of Directors.”

Board of Directors and Its Committees

Our Board met nine times during 2011. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2011 or, in the case of Mr. Christopher, 75% or more of the meetings of the Board and of the committees on which he served that were held after he was appointed as a director in September 2011. In addition, as reflected in our Corporate Governance Principles, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2011 Annual Meeting.

Our Board currently has, and appoints the members of, standing Audit & Finance, Compensation, Governance and Safety & Security Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Highlights.”

The current members of the committees are identified below. NYSE listing standards require that all members of our Audit & Finance, Compensation and Governance Committees be independent. Our Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.

Audit & Finance Committee:

Mr. Goldman (Chairman)

Mr. Hanks

Mr. McWilliams

Ms. Pramaggiore

During 2011, the Audit & Finance Committee met eight times. The Audit & Finance Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit & Finance Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit & Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The committee provides oversight of (i) our compliance with legal and regulatory financial requirements; (ii) policies and procedures relating to financial risks; and (iii) aspects of our compliance and ethics program relating to financial matters, books and records and accounting and as required by applicable laws, rules and regulations.

The Audit & Finance Committee also reviews and oversees financial policies and financial strategies, mergers, acquisitions, financings, liabilities, investment performance of our pension plans and the capital structures of B&W and its subsidiaries. Generally, the Audit & Finance Committee has responsibility over many activities involving up to $25 million. For such activities involving amounts over $25 million, the Audit & Finance Committee will review the activity and make a recommendation to the Board.

Our Board has determined that Messrs. Goldman, Hanks and McWilliams and Ms. Pramaggiore each qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors” above.

Compensation Committee:

Mr. Hanks (Chairman)

Mr. Christopher

Mr. Goldman

Mr. Weyers

During 2011, the Compensation Committee met six times. The Compensation Committee has overall responsibility for our officer and non-employee director compensation plans, policies and programs and has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. Hay Group, Inc. serves as the Compensation Committee’s outside consultant on executive and non-employee director compensation, and has served in that role since November 2010. The Compensation Committee oversees the annual evaluation of our Chief Executive Officer in conjunction with the Governance Committee. See the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this proxy statement for information about our 2011 executive officer compensation, including a discussion of the role of the compensation consultant.

The Compensation Committee regularly reviews the design of our significant compensation programs with the assistance of its compensation consultant. We believe our compensation programs work to retain and to motivate our employees at appropriate levels of business risk, which risks are generally mitigated through some of the following features:

•

Reasonable and Balanced Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of employees provides reasonable compensation opportunities with an appropriate mix of cash and equity, annual and longer-term incentives, and performance metrics.

•

Emphasis on Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation, to the extent awarded, typically makes up a larger percentage of an employee’s target total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of employees with those of stockholders. By tying a significant portion of total direct compensation to long-term incentives typically over a three-year period, we promote longer-term perspectives regarding company performance.

•

Long-Term Incentive Compensation Subject to Forfeiture for Bad Acts — The Compensation Committee may terminate any outstanding stock award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•

Most Annual and Long-Term Incentive Compensation Subject to Clawbacks — Since 2011, incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•

Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals that are used to plot a linear payout formula for annual and long-term incentive compensation, eliminating payout “cliffs” that may encourage short-term decision making. The maximum payout for both the annual and long-term incentive compensation is capped at 200% percent of target.

•	Use of Multiple and Appropriate Performance Measures — We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. In general, our incentive programs are based on a mix of financial, safety and individual goals. Historically, our principal performance measures were based on consolidated operating income and stock price appreciation. Compared to other financial metrics, operating income is a measure of the profitability of our business that helps drive accountability at our operating segments thereby reducing risks related to incentive compensation by putting the focus on quality of revenues not quantity. In 2011, we added return on invested capital and diluted earnings per share as performance measures. Operating income and return on invested capital maintain the focus on operational performance while earnings per share and stock price appreciation maintain a focus on longer-term metrics that help drive stockholder value. For 2012, our performance measures will be unchanged from those utilized in 2011.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to share ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee administers our Executive Incentive Compensation Plan (the “EICP”), under which it awards annual cash-based incentive compensation to our officers based on the attainment of annual performance goals. Our Compensation Committee approves, among other things, target EICP compensation for each officer and financial goals and individual goals for EICP compensation for our Chief Executive Officer. Our Chief Operating Officer establishes EICP individual goals for the Presidents of principal operating groups and our Chief Executive Officer establishes EICP individual goals for our other executive officers. This committee also administers our 2010 Long-Term Incentive Plan (as amended, the “2010 LTIP”), and may delegate some of its duties (other than awards to directors under the 2010 LTIP) to our Chief Executive Officer or other senior officers.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (1) was, during the year ended December 31, 2011, or had previously been, an officer or employee of B&W or any of its subsidiaries or (2) had any material interest in a transaction of B&W or a business relationship with, or any indebtedness to, B&W. None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our Board.

Governance Committee:

Mr. McWilliams (Chairman)

Adm. Mies

Ms. Pramaggiore

During 2011, the Governance Committee met six times. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to our Board; (3) oversee the annual evaluation of our Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee; and (4) oversee our company’s ethics and compliance program, excluding certain oversight responsibilities assigned to the Audit and Finance Committee of the Board under applicable statutes, rules or regulations. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’

Proposals.” This committee also assists our Board with management succession planning and director and officer insurance coverage.

Director Nomination Process

Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. In making this assessment, the Governance Committee generally considers a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his/her personal and professional life;

•	professional accomplishment in his/her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•

preparedness to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	ability to contribute positively to the Board and any of its committees.

Our bylaws provide that (1) a person shall not be nominated for election or reelection to our Board if such person shall have attained the age of 72 prior to the date of election or re-election and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a director nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or reelection.

The Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, education, viewpoint and personal and professional experiences.

The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior level executive officers, individuals personally known to the members of the Board and independent director candidate search firms.

In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our By-Laws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws, which may be found on our Web site at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.”

The Governance Committee will evaluate properly identified candidates, including nominees recommended by stockholders, based on the assessment and factors described above. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from the experience of incumbent directors on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board.

Safety & Security Committee:

Adm. Mies (Chairman)

Mr. Christopher

Mr. Fees

Mr. Weyers

During 2011, the Safety & Security Committee met five times. This committee has general oversight responsibility regarding the safety, security and reliability of our business operations with specific focus on environmental, regulatory, safety and security matters. In the performance of its responsibilities the committee will review reports and information from management and others and visit key operating facilities and, where appropriate, meet with regulatory authorities. The Safety & Security Committee has the authority to engage outside consultants or other advisors to assist it in the discharge of its responsibilities.

COMPENSATION OF DIRECTORS

The table below summarizes the compensation earned by or paid to our non-employee directors only for services as a member of our Board for the year ending December 31, 2011. Directors who are also our employees do not receive any compensation for their service as directors. Mr. Oliver D. Kingsley, Jr. notified our Board in January 2011 of his decision not to stand for re-election at our 2011 annual meeting of stockholders, at which time his term of office expired. Ms. Anne R. Pramaggiore was appointed to our Board in January 2011 and Mr. Thomas A. Christopher was appointed to our Board in September 2011.

DIRECTOR COMPENSATION TABLE

Name of Non-Employee Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Thomas A. Christopher	$28,679	$82,498	—	$111,177
John A. Fees	$254,750	$109,998	—	$364,748
Robert W. Goldman	$111,000	$109,998	—	$220,998
Stephen G. Hanks	$106,000	$109,998	—	$215,998
Oliver D. Kingsley Jr.	$42,250	—	$20,697	$62,947
D. Bradley McWilliams	$114,500	$109,998	—	$224,498
Richard W. Mies	$103,750	$109,998	$1,537	$215,285
Anne R. Pramaggiore	$97,000	$164,990	—	$261,990
Larry L. Weyers	$85,250	$109,998	$1,912	$197,160

(1)	See “Fees Earned or Paid in Cash” below for a discussion of the amounts reported in this column.
(2)	See “Stock Awards” below for a discussion of the amounts reported in these columns.
(3)	See “All Other Compensation” below for a discussion of the amounts reported in this column.

During 2011, non-employee director compensation generally consisted of cash and equity. Our Board adopted a new compensation program for non-employee directors on May 12, 2011. As a result, in 2011 our non-employee directors were compensated under our previous non-employee director compensation program until May 12, 2011 and under the new non-employee director compensation program beginning on May 12, 2011 and continuing thereafter. The compensation of our non-employee directors under our current non-employee director compensation program is described in more detail below and the differences from our previous non-employee director plan are noted in parenthesis.

Fees Earned or Paid in Cash.    Under our current director compensation program, non-employee directors are eligible to receive the following cash compensation:

•	an annual retainer of $70,000 (formerly $45,000), paid in quarterly installments and prorated for partial terms; and
•

a fee of $2,500 for each Board meeting personally attended after the eighth Board meeting held in the twelve months following our annual meeting of stockholders (formerly paid $2,500 for every Board meeting personally attended); $1,500 for each meeting of a committee of which they are a member personally attended (formerly $1,750), or $1,000 if attended by telephone.

The chairs of Board committees, the Lead Independent Director and the Non-Executive Chairman receive additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):

•	the chair of each of the Audit & Finance Committee and the Compensation Committee: $20,000;

•	the chair of the Safety & Security Committee: $15,000;

•	the chair of the Governance Committee: $10,000;

•	the Lead Independent Director: $15,000 (formerly $10,000); and

•	the Non-Executive Chairman: $175,000.

We also reimburse directors for travel and other expenses incurred in connection with their service on the Board.

Under the terms of our Supplemental Executive Retirement Plan (as amended and restated, “SERP”), our Compensation Committee has the discretion to permit SERP participants, including our directors, to elect to defer payment of their cash compensation in a given year. A director may elect to defer up to 100% of his or her annual retainer and fees payable in the year in which deferrals are permitted. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our Compensation Committee if the director fails to make investment elections. Directors are 100% vested in their deferral accounts at all times. Our Compensation Committee permitted deferrals under our SERP in 2011 and Admiral Mies and Ms. Pramaggiore made deferral elections with respect to their 2011 retainer and fees. No other director made a deferral election with respect to their retainer or fees in 2011. Amounts reported in the Director Compensation Table include amounts deferred in 2011.

Stock Awards.    In addition to the cash payments provided to our directors, each non-employee director was entitled to receive a number of restricted stock units equal to $110,000 (prorated for partial terms) divided by the closing price of our common stock on the grant date, rounded down to the nearest whole share. The amount reported for Ms. Pramaggiore also includes a prorated award of restricted stock received in connection with her appointment to our Board in January 2011. The awards of restricted stock units and restricted stock were granted under our 2010 LTIP and vested immediately on the date of grant.

The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair values are determined using the closing price of our common stock on the date of grant.

Under the terms of our 2010 LTIP, our Compensation Committee has the discretion to permit selected participants to defer payment of all or a portion of their stock and option awards. The award amounts that a director has elected to defer are not reported as income for the year in which they are granted. In 2011, our directors were permitted to make deferral elections on their 2011 stock awards and Mr. Fees and Admiral Mies each elected to defer 100% of their 2011 stock awards.

The following table reflects the number of shares and grant date fair value with respect to each award of restricted stock and restricted stock units granted to non-employee directors in 2011 and the stock and option awards each non-employee director had outstanding as of December 31, 2011.

Equity Awards Granted to Directors in 2011 and

Outstanding at December 31, 2011

	B&W Equity Awards Granted in 2011				B&W Equity Awards Outstanding at December 31, 2011
Name	Grant Date	Shares of Restricted Stock Units	Shares of Restricted Stock	Grant Date Fair Value	Stock Awards(1)	Option Awards
Thomas A. Christopher	September 19, 2011	3,921	—	$82,498	—	—
John A. Fees	May 12, 2011	3,780	—	$109,998	—	—
Robert W. Goldman	May 12, 2011	3,780	—	$109,998	—	5,115
Stephen G. Hanks	May 12, 2011	3,780	—	$109,998	—	—
Oliver D. Kingsley Jr.	N/A	N/A	N/A	N/A	—	20,616
D. Bradley McWilliams	May 12, 2011	3,780	—	$109,998	—	18,938
Richard W. Mies	May 12, 2011	3,780	—	$109,998	—	—
Anne R. Pramaggiore	January 19, 2011	—	1,957	$54,992	—	—
	May 12, 2011	3,780	—	$109,998
Larry L. Weyers	May 12, 2011	3,780	—	$109,998	—	—

(1)	The amounts reported in this column for Mr. Fees and Admiral Mies do not include the 2011 grant of 3,780 shares awarded to each of them that have vested, but which they elected to defer under our 2010 LTIP.

All Other Compensation.    We have a travel and reimbursement policy under which we reimburse directors for travel and other expenses incurred in connection with business of the Board. The presence of a director’s spouse may be appropriate or necessary at certain meetings, conferences or other business-related functions. In those cases, pursuant to our policy, we will bear the travel, meals and other expenses of the director’s spouse incurred while attending such functions. To the extent the expenses of a spouse are imputed to the director as income, pursuant to our reimbursement policy, we will also reimburse the director for the taxes resulting from any such imputed income. The amounts reported in this column for Admiral Mies and Mr. Weyers are attributable to a tax gross-up for income imputed to each as a result of spousal expenses incurred in connection with a Board meeting. In 2011, the incremental cost to the company to provide reimbursement for spousal travel under our policy was less than $10,000 per director and the aggregate cost for all directors as a group was $4,519. The aggregate amount paid to all directors as a group for reimbursement of taxes on imputed income was $3,449.

The amounts reported in this column for Mr. Kingsley resulted from gifts of $16,447 provided to him by our company in connection with his retirement from our Board, and a related tax gross-up of $4,250.

NAMED EXECUTIVE PROFILES

The following profiles provide summary information regarding the experience of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who were employed by B&W as of December 31, 2011. The Named Executive profiles provide biographical information, including age as of May 8, 2012. The profiles exclude our former Chief Financial Officer, Michael S. Taff, who served as our Chief Financial Officer until November 14, 2011.

Brandon C. Bethards, President, Chief Executive Officer & Director, The Babcock & Wilcox Company
Age — 64 Tenure with B&W: 38 years

Mr. Bethards has been President and Chief Executive Officer of B&W since November 2008 after serving as Interim Chief Executive Officer since September 2008. He joined the predecessor to B&W PGG, our principal operating subsidiary providing power generation, environmental, and clean energy solutions, in the early 1970s and served most recently as its President from January 2007 to October 2008 and Senior Vice President and General Manager of its Fossil Power Division from February 2001 to January 2007. His earlier positions within B&W PGG include Vice President of Business Development, General Manager, District Engineer and Field Service Engineer.

Anthony S. Colatrella, Senior Vice President & Chief Financial Officer, The Babcock & Wilcox Company
Age — 56 Tenure with B&W: Less than 1 year

Mr. Colatrella has served as our Senior Vice President & Chief Financial Officer since November 2011. Prior to joining B&W, Mr. Colatrella served as Chief Financial Officer of Momentive Performance Materials, a global manufacturer of silicones, from January 2009 to October 2010. Previously, Mr. Colatrella served as an independent financial and operational consultant from 2007 to 2008 and as Vice President, Chief Financial Officer of Paxar Corporation, a global provider of identification and tracking solutions to the retail and apparel industries, from 2005 to 2007.

Mary Pat Salomone, Senior Vice President & Chief Operating Officer, The Babcock & Wilcox Company
Age — 52 Tenure with B&W: 29 years

Ms. Salomone has served as our Chief Operating Officer since January 2010. Most recently she served as Manager of Business Development for Babcock & Wilcox Nuclear Operations Group, Inc. (“B&W NOG”) from January 2009 until January 2010. She also served as Manager of Strategic Acquisitions for B&W NOG from January 2008 to January 2009. From 1998 through December 2007, Ms. Salomone served as an officer of Marine Mechanical Corporation, which was acquired by us in May 2007, including as President and Chief Executive Officer from 2001 through December 2007. Ms. Salomone previously served with two of B&W’s operating divisions, Nuclear Equipment Division and Fossil Power Division, from 1982 until 1998, in a variety of positions, including Manager of Navy Contracts, Project Manager and Manager of Quality Assurance Engineering.

Richard L. Killion, President & Chief Operating Officer, Babcock & Wilcox Power Generation Group, Inc.
Age — 64 Tenure with B&W: 41 years

Mr. Killion was named President and Chief Operating Officer of B&W PGG in November 2008, after service as Interim President of B&W PGG since September 2008. He joined B&W in 1970 and has served as Vice President and General Manager of B&W PGG’s Fossil Power Division, where he served from May 2007 to September 2008; Vice President of B&W’s Fossil Steam Generating Systems from June 2006 to May 2007; and Director of Global Joint Ventures from May 2002 to June 2006. His earlier positions with B&W PGG include General Manager of Babcock & Wilcox Beijing Company Ltd. Mr. Killion has announced his intent to retire as President and Chief Operating Officer as of April 1, 2012 and from B&W PGG on July 1, 2012.

James D. Canafax, Senior Vice President, General Counsel & Corporate Secretary, The Babcock & Wilcox Company
Age — 41 Tenure with B&W: 11 years

Mr. Canafax has served as our Senior Vice President, General Counsel and Corporate Secretary since July 2010. Prior to our spin-off from McDermott, Mr. Canafax had been affiliated with McDermott since July 2001, where he served as Assistant General Counsel for McDermott from January 2007 until July 2010; Senior Counsel, Legal Manager and Assistant Secretary for J. Ray McDermott, Inc. (“JRMI”) from July 2004 through December 2006; and Counsel and Contracts Manager for JRMI from July 2001 until July 2004. Previously he was an attorney with a New Orleans, Louisiana law firm.

EXECUTIVE OFFICERS

Set forth below is the age (as of May 8, 2012), the principal positions held with B&W or our subsidiaries, and other business experience information for each of our current executive officers other than our Named Executives. For information on our Named Executives, see “Named Executive Profiles” above. Unless otherwise indicated, all positions described below are positions with The Babcock & Wilcox Company.

Jenny L. Apker, 54, has served as our Vice President and Treasurer since joining us in June 2010. Previously, Ms. Apker served as Vice President and Treasurer with Dex One Corporation (formerly R.H. Donnelley Corporation), a marketing services company, from May 2003 until June 2010.

Vangel Athanas, 56, has served as our Senior Vice President of Human Resources since February 2012. He joined B&W in August 2008 as Vice President of Human Resources. Prior to joining us, Mr. Athanas served with Computer Sciences Corporation, an information technology outsourcing and services provider, from 1995 until August 2008, including his most recent position as the Vice President, Human Resources of World Sourcing Services from April 2007 to August 2008. Mr. Athanas previously served as the Director, Human Resources, Global Transformation Solutions of Computer Sciences Corporation from April 2004 to April 2007. Prior to that, Mr. Athanas was employed by the Electric Boat Division of General Dynamics from 1979 to 1995 in human resources roles of increasing responsibility.

Peyton S. Baker, 64, has served as President of B&W NOG since April 2011. He joined B&W in 1971 and has served in various capacities with B&W NOG, including most recently as Vice President of Programs, Contracts and Central Planning from August 2009 to April 2011; Manager, Programs from August 2006 to August 2009 and Manager, Project Management of the Nuclear Operations Division from January 2005 to August 2006. His earlier positions include Project Manager of the Advanced Carrier Program at B&W NOG, President and General Manager of BWXT of Ohio, Inc., Managing Director of our former subsidiary, Babcock & Wilcox Egypt SAE, and General Manager of Engineering Research, Inc., one of our Department of Defense businesses.

David S. Black, 50, has served as our Vice President and Chief Accounting Officer since July 2010. Previously, Mr. Black served as our Vice President and Controller since January 2007 and Vice President and Controller of BWXT from September 2003 to January 2007. He joined B&W in 1991 as General Accounting Manager for the Nuclear Environmental Services Division. Other positions he held with B&W include Financial Services Manager for the ASD Service Center Division, Controller for B&W Federal Services, Inc., and Controller for BWXT Services, Inc.

George Dudich, 51, has served as President of Babcock & Wilcox Technical Services Group, Inc., our principal operating subsidiary providing management, operational and technical services for U.S. government facilities and private industry, since November 2011. Previously, he served as our Senior Vice President of Business Development and Strategic Planning, having rejoined B&W in August 2010. From 1990 to 1999, he served our company in a number of positions of increasing responsibility, including Vice President of Business Development for a prior subsidiary of ours, B&W Services, Inc.; Project Procurement Manager for B&W PGG; and Manager, ASRM Subcontracts, in our former Aerospace Components Division. Prior to joining us in August 2010, he served as Senior Vice President of Business Development for Washington Group beginning in 2004 until URS Corporation acquired Washington Group, at which time he became the Senior Vice President of Business Development for the Global Management and Operations Services group of URS Corporation through July 2010.

Christofer M. Mowry, 49, has served as President of Babcock & Wilcox Modular Nuclear Energy, Inc., our principal operating subsidiary encompassing all operations that relate to the research, development and deployment of our Small Modular Reactor (“SMR”) initiative, since January 2012. Previously, Mr. Mowry served as President of Babcock & Wilcox Nuclear Energy, Inc. (“B&W NE”), including its predecessor company, from June 2009 until January 2012. He joined B&W in August 2008, serving as Senior Vice President and Chief Business Development Officer until June 2009. Prior to joining B&W, Mr. Mowry served as President and Chief Operating Officer of Welding Services, Inc., an energy services company located in Atlanta, Georgia, from January 2005 through June 2008. Previously, he held various global management positions with GE Energy from June 1995 until January 2005, after spending 11 years with the utility PECO Energy.

Michael D. Lees, 55, has served as President of B&W NE, our principal operating subsidiary comprising all non-SMR commercial nuclear operations, including global nuclear services, commercial nuclear equipment manufacturing and related sales initiatives, since January 2012. Mr. Lees also serves as President of our wholly owned subsidiary, Babcock & Wilcox Canada Ltd. (“B&W Canada”), a position he has held since January 2007. He joined B&W in 1980 and has previously served in various positions of increasing responsibility with B&W Canada, including Director, Business Development & Marketing; General Manager, Nuclear Steam Generators and Components; Proposal Engineer (Nuclear); Project Engineer (Nuclear); Project Manager (Fossil) and Manager, Nuclear Engineering.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 2)

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. Our Board has adopted a policy to hold annual advisory votes on executive compensation until the next advisory vote on the frequency of stockholder votes on executive compensation at the 2017 annual meeting of stockholders, or until our Board determines to hold such an advisory vote at a different frequency.

It is our belief that our ability to hire, retain and motivate employees is essential to the success of the company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.

As a result, our executive compensation is structured in the manner that we believe best serves the interests of the company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2011. We have given considerable attention to how, why and what we pay our executives. Recognizing that no single compensation structure will match perfectly with all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.

Accordingly, we submit the following resolution to stockholders at the 2012 Annual Meeting:

RESOLVED, that the stockholders of The Babcock & Wilcox Company approve, on an advisory basis, the compensation of executives, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

Effect of Proposal

The resolution to approve our executive compensation is non-binding on us and our Board and Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the company. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve executive compensation. However, our Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and will carefully consider the results of this advisory vote when evaluating our executive compensation programs.

Recommendation and Vote Required

Our Board recommends that stockholders vote “FOR” the approval of executive compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We structure compensation of our Named Executives principally around annual base salary, annual incentive compensation and long-term incentive compensation, and refer to these collectively as total direct compensation. We benchmark an executive’s compensation against median compensation of similar positions to ensure we are providing competitive and reasonable target compensation and deliver a substantial portion of that compensation in the form of performance-based compensation to promote “pay-for-performance.” We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions. This Executive Summary provides an overview of 2011 executive compensation to assist in the understanding of how we pay our Named Executives.

2011 Compensation Highlights and Changes

2011 represented our first full year as a public company following our spin-off from McDermott. Facing challenges from regulatory uncertainty in our Power Generation segment and a near doubling of our investment in our B&W mPower™ program at the start of 2011, the Compensation Committee of our Board challenged management to grow operating income 10% as one target for annual incentive compensation, while adding new focus on long-term utilization of assets and earnings per share. Our Nuclear Operations and Technical Services segments exceeded expectations in 2011, with each segment producing record operating income. Our Power Generation segment produced solid results nearly exceeding expectations and our Nuclear Energy segment remained resolute in support of the development of the B&W mPower™ reactor while resolving operational challenges. The results produced a payout on annual incentive compensation for Named Executives slightly above target.

We held our first stockholder advisory vote on executive compensation in May 2011, which received the support of more than 95% of the votes cast. The strong support of stockholders affirmed our approach to executive compensation and the

Compensation Committee maintained the same general approach for 2011, with a few improvements, including:

•	adding performance shares to the mix of long-term incentive compensation; and

•	adding two performance measures (return on invested capital and earnings per share) toincentive compensation.

Finally, we hired a new Chief Financial Officer, Mr. Anthony S. Colatrella, in November 2011. Our former Chief Financial Officer, Mr. Michael S. Taff, exercised his right to terminate his employment under a retention agreement entered into with McDermott in connection with the spin-off. Mr. Taff received severance benefits under that agreement and payments under a consulting agreement for financial and transition services. For information regarding Mr. Taff’s compensation under those agreements, see “Employment, Severance and Other Arrangements” below.

Alignment of Pay & Performance

The ratio of performance-based compensation to non-performance-based compensation of our Chief Executive Officer’s target total direct compensation was almost 2:1. As shown in the chart that follows, the ratio was approximately 1.3:1 for our other Named Executives other than Mr. Colatrella, who was excluded since he was hired in November and did not receive annual incentive compensation for 2011.

The alignment between pay and performance is also evident in long-term incentive compensation. For that element, the ratio of performance-based to non-performance-based compensation was 3:1 as shown in the chart below.

Stock options are granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. As a result, an option’s value is based exclusively on improvements in stock price from the price on the date of grant, which for the 2011 annual grants was $34.55. Unless our Named Executives can execute on strategies that drive shareholder value, 25% of their 2011 long-term incentive compensation will be worthless, although it may be vested. For that reason, we consider stock options to be performance-based. Excluding stock options, performance-based compensation still represented 50% of our Chief Executive Officer’s target total direct compensation and 50% of his 2011 target long-term incentive compensation. For more information regarding target total direct compensation, see “2011 Target Total Direct Compensation” below.

Performance Metrics Used in 2011 Total Direct Compensation

The performance-based components of total direct compensation consisted of annual incentive and long-term incentive compensation. Financial performance represented 70% of a Named Executive’s target 2011 annual incentive compensation and was based on the following performance measures:

•	Operating Income — our consolidated target goal was set at 10% increase over 2010 operating income, excluding B&W mPower™ development costs; and

•	Return on Invested Capital — our consolidated target goal was set at a 20% increase from our 2011 estimated weighted average cost of capital.

The other 30% of target compensation was split between individual (20%) and safety (10%) performance. For more information, see “Annual Incentive Compensation” below.

In addition to stock options, we used performance shares to deliver performance-based long-term incentive compensation. Vesting of performance shares granted in 2011 is based on the following performance measures:

•

Earnings Per Share — our consolidated target goal was set at a 10% year-over-year increases from estimated 2011 earnings per share, excluding B&W mPower™ development expenses, over a three-year performance period; and

•	Return on Invested Capital — our consolidated target goal was set at an average annual return of 12% over the three-year performance period.

For more information, see “Long-Term Incentive Compensation” below.

Reasonable Pay and Governance Practices

We have also instituted the following practices in our compensation programs:

•	No repricing of options without stockholder approval;

•	“Double-trigger” change-in-control agreements, which contain non-solicitation and non-competition restrictions and do not provide for any tax gross-up;

•	Clawback and forfeiture provisions in annual and long-term incentive compensation;

•	Our Insider Trading Policy prohibits all directors, officers and employees from trading in puts, calls or other options on B&W’s common stock and otherwise engaging in hedging transactions; and

•	We maintain stock ownership guidelines for directors and executives, which generally require each director and the Chief Executive
Officer to own shares of B&W common stock equal to five times his or her annual retainer or his annual base salary, as applicable; and each executive officer, including the other Named Executives, to own shares of B&W common stock equal to three times his or her annual base salary.

Philosophy and Objectives

of Executive Compensation

We believe that our ability to attract, retain and motivate qualified executives is essential to the success of our company. As a result, we seek to provide reasonable and competitive compensation to executives through programs structured to:

•	incent and reward short- and long-term financial performance and individual contributions;

•	promote the retention of well-qualified executives and reward continuity of service; and

•	align the interests of our executives with those of our stockholders.

We also subscribe to a pay-for-performance philosophy when designing executive compensation. For us that means a substantial portion of an executive’s target compensation should be performance-based so that the value of one or more compensation elements is tied to the achievement of financial and/or other results we consider important drivers in the creation of shareholder value.

Roles in Determining Executive Compensation

With these objectives in mind, the Compensation Committee annually determines the total direct compensation of our executives, including the Named Executives, and administers our post-employment and other benefit programs. The compensation committee receives support from an outside compensation consultant and company management in connection with executive compensation matters.

Role of Outside Consultant.     The Compensation Committee has engaged Hay Group Inc. (“Hay Group”) as its consultant on executive compensation matters since November 2010. The Hay Group provides the Compensation Committee with advice and analysis on the design, structure and level of executive and director compensation. It also advises the Compensation Committee on external market factors, including evolving compensation trends, peer companies and market survey data. The consultant attends the Compensation Committee meetings, including executive sessions. Although Hay Group works with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention or activities of Hay Group. Hay Group did not perform any other services for us during 2011.

Role of Management.     Our Senior Vice President of Human Resources and his team, in consultation with the Compensation Committee chair and the compensation consultant, prepare information and materials for the Compensation Committee relevant to matters under consideration by the committee, including market data and recommendations of our Chief Executive Officer regarding compensation of the other executives. He also attends committee meetings and participates in its deliberations on executive compensation (except with respect to his own or the Chief Executive Officer’s compensation). Our Chief Executive Officer usually attends the Compensation Committee meetings to provide his perspective and recommendation on executive compensation matters under consideration but otherwise does not attend or participate in the committee’s deliberations on executive compensation. No member of our management attends executive sessions of the Compensation Committee, unless at the direction of the committee.

Role of Stockholder Vote on Executive Compensation.     We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executives. At our 2011 annual meeting of stockholders, over 95% of the votes cast at that meeting on the executive compensation proposal were voted in favor. The Compensation Committee considered the result of that vote and believes it affirms stockholders’ support of our philosophy and approach to executive compensation. The vote did not affect compensation decisions and policies regarding 2011 Named Executive compensation because those decisions and policies (other than in respect of Mr. Colatrella) were made before the advisory vote was held. We value the opinions of stockholders on executive compensation and will continue to consider the results of future advisory votes on executive compensation.

Elements of Executive Compensation

Total direct compensation is the principal component of our executive compensation program and consists of the following three elements:

•	annual base salary;

•	annual incentive compensation; and

•	long-term incentive compensation.

Element	Description / Rationale	Objective

Annual Base Salary	• provides competitive fixed compensation • helps to balance risk-taking concerns with performance-based compensation	• Promote retention

Annual Incentive Compensation	• cash-based bonus plan providing competitive annual opportunity to earn above-market compensation • 100% performance-based with payout dependent on financial, safety and individual performance	• Incent/reward short-term performance • Promote retention

Long-Term Incentive Compensation

•       equity-based compensation designed to promote the achievement of financial results and stock price increases over a longer period, typically three years

•       consists of performance shares, stock options and restricted stock units

• Incent/reward long-term performance • Align interest of executive with our stockholders • Promote retention

The Compensation Committee also administers several other benefit programs, including qualified and non-qualified deferred compensation plans, post-employment compensation and perquisites. These programs are designed and administered to reward long-term service and to promote retention.

The Compensation Committee does not set a specific target allocation among the elements of total direct compensation; however, consistent with our philosophy, long-term incentive compensation typically represents the largest single element of target total direct compensation and performance-based compensation constitutes the bulk of a Named Executive’s target total direct compensation, as demonstrated in the chart below.

Mr. Colatrella did not receive annual incentive compensation for 2011 because he was hired in November 2011.

Determining Target Total Direct Compensation

Median Compensation Targeted.    We believe that compensation is generally competitive at or near the median compensation paid by the market. Accordingly, we seek to target compensation for each Named Executive at approximately +/-15% of median compensation. The Compensation Committee sets the amount of target compensation for each element of a Named Executive’s total direct compensation. In this CD&A, “market range” compensation means target compensation at approximately +/-15% of the median compensation paid to an executive’s peers determined through benchmarking. For annual and long-term incentive compensation, the Compensation Committee determines the threshold and maximum payouts and any other conditions relevant to such compensation. Because a significant portion of a Named Executive’s target compensation consists of these two elements, Named Executives are capable of earning compensation above or below market range depending on the achievement of performance goals, fluctuations in our stock price and/or satisfaction of applicable vesting conditions.

The Compensation Committee may set elements of total direct compensation above or below the market range to account for a Named Executive’s performance, tenure, experience, internal equity and other factors or situations that are not typically captured by looking at standard market data and practices that the Compensation Committee may deem relevant to the appropriateness and/or competitiveness of the compensation of a Named Executive.

When making decisions regarding individual compensation elements, the Compensation Committee also considers the impact of the element on a Named Executive’s target total direct compensation to ensure that the target total direct compensation for a Named Executive overall is reasonable and competitive.

Benchmarking. To identify median compensation and the relevant market range, we engage in “benchmarking” — a practice of reviewing the compensation of comparable positions at other companies as a reference point for compensation decisions on our Named Executives. The annual base salary, target annual incentive and target long-term incentive compensation for each of our Named Executives is benchmarked. However, the specific performance measures and goals used in performance-based compensation are designed for the principal purpose of supporting goals and strategies specific to us and/or driving the creation of shareholder value, and, as a result, are not generally benchmarked.

Survey Groups.    When the Compensation Committee determines the total direct compensation of our Named Executives, Hay Group prepares a compensation analysis detailing compensation for each Named Executive at the 25th, 50th (median) and 75th percentiles using Hay Group survey data. To determine median compensation for our Named Executives other than Mr. Colatrella, the Compensation Committee used survey data from Hay Group’s 2010 Industrial Executive Compensation Survey, which we refer to in this CD&A as the 2010 Survey. For Mr. Colatrella, who was hired in November 2011, the Compensation Committee used Hay Group’s 2011 Industrial Executive Compensation Survey, which we refer to in this CD&A as the 2011 Survey. The Industrial Executive Compensation Survey represents Hay Group’s proprietary annual compensation survey tracking executive compensation data from over 300 general industry organizations. Hay Group increased the compensation of the applicable survey 2.75% to age the data and adjusted the compensation using regression analysis based on revenues to account for the size of our operations relative to the companies comprising the survey. The component companies comprising the 2010 and 2011 Surveys were not considered by the Compensation Committee.

Custom Peer Groups.    In addition to survey data, Hay Group supplements its compensation analysis with similar information regarding companies comprising a custom peer group based on information reported by those companies in publicly available Securities and Exchange Commission filings. Hay Group used two separate custom peer groups. For our Named Executives other than Mr. Colatrella, Hay Group used a custom peer group adopted by the Compensation Committee in connection with our spin-off, which we refer to as the 2010 Custom Peer Group. The 2010 Custom Peer Group consisted of 13 companies with a focus on the construction and engineering industry and with median and average annual revenues of $5.1 billion and $6.6 billion, respectively.

At the request of the Compensation Committee, Hay Group reviewed the 2010 Custom Peer Group and, in consultation with management and the Compensation Committee, recommended a revised group in August 2011. We refer to the revised group as the 2011 Custom Peer Group. It consists of 17 compa-

nies from the engineering and construction, aerospace and defense, heavy electrical and industrial machinery industries, and with median and average annual revenues of $6.7 billion and $9.2 billion, respectively. Since Mr. Colatrella was hired after this revision, Hay Group used the 2011 Custom Peer Group when preparing his compensation analysis for the Compensation Committee.

The compensation information from custom peer groups was used to supplement the survey data in benchmarking. In most cases median compensation in the custom peer groups was considerably higher than the corresponding survey data and we used that custom peer group to track compensation practices among companies with which we compete for executive talent. As a result, neither the 2010 Custom Peer Group nor the 2011 Custom Peer Group were weighted in the determination of median compensation, except to the extent any of their component companies were also a component company in either the 2010 Survey or 2011 Survey. Accordingly, unless the context indicates otherwise, references in this CD&A to “market” are references to the median compensation of the companies within the 2010 Survey or, in respect of Mr. Colatrella, the 2011 Survey.

2011 Target Total Direct Compensation

Overview

The chart below shows the 2011 target total direct compensation for each Named Executive. The 2011 target total direct compensation for each of our Named Executives was within the market range applicable to the executive, except in respect of Ms. Salomone and Mr. Taff.

2011 Target Total Direct Compensation Summary

Named Executive	Annual Base Salary	Annual Incentive (% of Salary)	Long-Term Incentive*	Target Total Direct Compensation
Brandon C. Bethards	$900,000	105%	$3,300,000	$5,145,000
Anthony S. Colatrella	$480,000	N/A	$840,000	$1,320,000
Michael S. Taff	$535,800	70%	$1,212,000	$2,122,860
Mary Pat Salomone	$480,000	70%	$700,000	$1,516,000
Richard L. Killion	$371,000	60%	$498,000	$1,091,600
James D. Canafax	$350,000	55%	$385,000	$927,500

*	The long-term incentive compensation for Ms. Salomone and Mr. Canafax excludes the target value of supplemental restricted stock unit and stock option awards granted in 2011. See “— Long-Term Incentive Compensation — Supplemental Long-Term Incentive Compensation” below for a discussion of those awards.

*	$ in millions.

In Ms. Salomone’s case, she was promoted to Chief Operating Officer in 2010. In the context of promotions, the compensation increase necessary to bring an executive within his or her applicable market range can be substantial. Generally, the Compensation Committee will phase-in compensation adjustments in those circumstances over more than one year and, as a result, it is not unusual for target compensation of our newly promoted executives to trail their benchmark for a short time. Consistent with that approach, Ms. Salomone’s target 2011 total direct compensation represented an increase of approximately 17% from her 2010 target, although it was substantially below the market range for her position.

In Mr. Taff’s case, his 2011 target total direct compensation was significantly above the market range for his position, although his 2011 target compensation represented an increase of only 1% from his 2010 target compensation, which was the result of a modest percentage increase in his annual base salary for 2011. The above-market position of his target total compensation was almost entirely the result of his target 2011 long-term incentive compensation. Mr. Taff’s 2011 target long-term incentive compensation was unchanged from the prior year target compensation set by McDermott prior to the spin-off.

Annual Base Salary

2011 Annual Base Salaries.    In February 2011, the Compensation Committee conducted its annual review of executive compensation and set 2011 annual base salaries to be effective April 1, 2011. The following table shows the base salaries applicable to each of our Named Executives during 2011.

2011 Annual Base Salary*

Named Executive	January 1 Salary	April 1 Salary	Percent Increase
Mr. Bethards	$850,000	$900,000	5.9%
Mr. Colatrella**	N/A	$480,000	N/	A
Mr. Taff	$520,150	$535,800	3.0%
Ms. Salomone	$408,000	$480,000	17.7%
Mr. Killion	$355,020	$371,000	4.5%
Mr. Canafax	$317,800	$350,000	10.1%

*	When we refer to “annual base salary” within the context of total direct compensation, we are referring to the executive’s annual salary in the “April 1” column. For all Named Executives, other than Mr. Colatrella, the 2011 salary reported in the Summary Compensation Table is lower than the amount of the 2011 annual base salary as a result of the April 1 effective date for 2011 base salary.

**	Mr. Colatrella joined the company on November 14, 2011, and his 2011 annual base salary was effective as of that date.

Ms. Salomone and Mr. Canafax received a significant increase to more closely align their respective annual base salary with market-median compensation. The 2011 annual base salaries of our Named Executives were generally within the market range indicated by the applicable survey data.

The following table shows the 2011 annual base salary for each Named Executive and its relation to median compensation indicated by the 2010 Survey or 2011 Survey, as applicable.

*	$ in thousands.

Annual Incentive Compensation

Overview.    Our Compensation Committee administers the annual incentive compensation element of total direct compensation primarily through our Executive Incentive Compensation Plan, which we refer to as the EICP. The EICP is a cash-based plan designed to motivate and reward our executives for their contributions to business goals and other factors that we believe drive our earnings and/or create shareholder value.

Each year, the Compensation Committee sets target annual incentive compensation under the EICP by establishing a target percentage for each executive. The target percentage is a percentage of the executive’s annual base salary for that year, although the actual target award is based on the executive’s wages earned from salary during the year. As a result, the amount paid can be affected by changes to an executive’s annual base salary during the year. The Compensation Committee then establishes short-term performance goals, which determine the threshold, target and maximum payouts under the EICP. An executive’s actual award is based on the degree to which he or she achieves relevant performance goals. For performance between threshold and target or target and maximum, the payout is determined by linear interpolation. No amount is paid out if performance is below threshold. Regardless of the level of performance, however, the Compensation Committee retains the right to decrease the amount of annual incentive compensation payable in its discretion.

*	$ in thousands.

Mr. Taff did not receive an annual incentive compensation payment in 2011 as a result of his election to terminate employment pursuant to his retention agreement. See the “Potential Payments Upon Termination or Change in Control” tables under “Compensation of Executive Officers” below and the accompanying narratives for information regarding the payments made to Mr. Taff in connection with his termination.

Mr. Colatrella was hired in November 2011, at the end of the performance period relevant to 2011 annual incentive compensation. As a result, the Compensation Committee determined that he would not participate in the 2011 EICP.

2011 Annual Incentive Design.     In consultation with Hay Group, the Compensation Committee based 2011 performance goals on financial performance, safety performance and individual performance. The target performance goals were weighted as follows:

•	financial performance — 70%;
•	individual performance — 20%; and
•	safety performance — 10%.

The final weighting of each performance goal could range between 0% and 200% of the above target weighting, depending on the performance achieved. Accordingly, a Named Executive was eligible to earn 0-200% of his or her target EICP compensation.

Financial performance is the largest factor because the Compensation Committee considers it to more directly influence the creation of shareholder value. However, the committee included safety and individual performance goals because these factors are important in achieving strategic and operational goals.

To maintain the emphasis on financial results, the Compensation Committee incorporated two features into the 2011 EICP design:

•

the level of financial performance attained determines the amount a Named Executive is eligible to earn, even if the level of safety or individual performance achieved would have produced a higher payout; and

•	regardless of the level of applicable safety and individual performance, no annual incentive compensation is earned unless the threshold consolidated financial goal is achieved.

The Compensation Committee established threshold, target and maximum goals to determine financial performance. As a result, Named Executives were eligible to earn the following amounts under the 2011 EICP based on attaining the following levels of financial performance:

•	50% of target EICP for threshold financial performance;

•	100% of target EICP for target financial performance; and

•	200% of target EICP for maximum financial performance.

2011 EICP Award Analysis.    In February 2011, the Compensation Committee conducted its annual review of executive compensation and set the target percentages for participating executives. The following table shows the 2011 target percentages applicable to each Named Executive.

Named Executive	Target Percentages (as a % of salary)
Mr. Bethards	105%
Mr. Colatrella	N/	A
Mr. Taff	70%
Ms. Salomone	70%
Mr. Killion	60%
Mr. Canafax	55%

The Compensation Committee maintained the same target percentage for 2011 as it set for respective executives in 2010, with the exception of Mr. Bethards, whose target percentage increased from 100% to 105%. As indicated by the chart above, 2011 target annual incentive compensation based on the target percentage and the Named Executive’s 2011 annual base salary were within the market range indicated by the 2010 Survey for all applicable executives.

2011 Annual Incentive Performance Measures and Goals.

2011 Financial Measures.    The Compensation Committee has historically based EICP financial goals entirely on operating income. For 2011, the committee included return on invested capital as well. The Compensation Committee believes that operating income is an appropriate performance measure to use in annual incentive compensation because it is a measure of our profitability, which the committee expects to drive our stock price. In comparison to net income, operating income is more directly influenced by the revenues generated and costs incurred as a result of management action, which helps drive accountability at our operations. While the Compensation Committee considers operating income the optimum income statement measure, the Compensation Committee incorporated return on invested capital into the 2011 EICP to help manage the balance sheet and maximize the utilization of assets.

For corporate Named Executives, including Messrs. Bethards, Taff and Canafax and Ms. Salomone, the 70% financial performance component was allocated among the following goals:

•	consolidated operating income (45%); and

•	consolidated return on invested capital (25%).

To maintain the focus of segment executives on successful operational performance, their operating income goals included both segment and consolidated goals. Accordingly, for Mr. Killion, the 70% financial performance component was allocated as follows:

•	consolidated operating income (25%);

•	Power Generation operating income (20%); and

•	consolidated return on invested capital (25%).

2011 Financial Goals.    The financial goals applicable to our Named Executives are described below.

Operating Income.    The operating income goals for 2011 annual incentive compensation were as follows:

	Threshold	Target	Maximum
B&W	$206.6M	$258.2M	$309.8M
Power Generation	$114.2M	$142.8M	$171.4M

The Compensation Committee sought to set the 2011 B&W target operating income goal at a level that represented a 10% increase over our 2010 operating income, excluding B&W mPower™ development expenses. These development expenses have increased significantly from initial levels and can fluctuate from year to year as we work to position the B&W mPower reactor for commercial deployment by the end of this decade. To help drive year-over-year growth in our core business and to avoid creating potential conflicts between incentive compensation and a strategic goal like B&W mPower, the Compensation Committee excluded those expenses from our 2010 operating income for purposes of calculating the target operating income goal.

To express the target goal in a manner consistent with GAAP, B&W target operating income for 2011 included management’s estimated B&W mPower development expenses of approximately $82.9 million. The B&W target operating income was fully allocated among our segments (including corporate) based on management’s internal projections for 2011. The threshold and maximum goals represented operating income at 80% and 120%, respectively, of the target goal.

Return on Invested Capital (ROIC).    ROIC is a ratio measure of the company’s net income in relation to its invested capital. Believing that a company’s ROIC should be at least equal to its cost of capital, the Compensation Committee set the threshold ROIC at our estimated weighted cost of capital for 2011. The committee then set target and maximum goals at 20% and 40% improvements, respectively, from threshold. The ROIC goals for 2011 annual incentive compensation were as follows:

	Threshold	Target	Maximum
ROIC	10%	12%	14%

2011 Safety Goals.    For purposes of our annual incentive compensation, safety is evaluated on three equal measures: Total Recordable Incident Rate (“TRIR”), Lost Time Incident Rate (“LTIR”) and Cost Severity Index (“CSI”). When determining goals for a given year, our practice has been to set the current year goal for each measure based on a 10% improvement over the prior year goal, regardless of the prior year result. We met all goals for safety measures applicable to our Named Executives in 2010 and the Compensation Committee established specific goals for each measure based on a 10% improvement from its 2010 goal. The following charts show the relationship between 2010 goals, 2011 goals and 2011 actual by measure applicable to our Named Executives, bearing in mind that a decrease represents improvement.

2011 Individual Goals.    The individual goals of participating Named Executives and their target weightings are set forth in the table below.

Brandon C. Bethards: • receive a positive assessment regarding six categories: leadership, strategic planning, financial results, succession planning, communications and Board relations (20%).

Mary Pat Salomone:

•      achieve specific levels of new bookings for B&W (10%);

•      redesign and improve effectiveness of internal operational reporting (5%); and

•      attend senior executive management program and implement at least one new concept as a result (5%).

Richard L. Killion: • achieve specific B&W PGG bookings (5%); • achieve specific B&W PGG strategic priorities (10%); and • complete specific restructuring initiatives (5%).

James D. Canafax:

•      design a legal strategy for global acquisitions (7.5%);

•      develop organizational development plans for corporate and operating group legal departments (5%); and

•      implement specific legal strategies designed to mitigate targeted liabilities (7.5%).

2011 Annual Incentive Compensation Payments.    In February 2012, the Compensation Committee considered (1) our 2011 consolidated and segment operating income results relative to the pre-established operating income performance goals; (2) our 2011 consolidated return on invested capital; (3) the assessment of the individual performance of Mr. Bethards; (4) Mr. Bethards’ self-assessment of his individual performance relative to his individual goals; (5) our 2011 consolidated and segment safety performance results; and (6) Mr. Bethards’ recommendation of each other participating Named Executive’s 2011 EICP compensation based on his assessment of the financial, individual and safety performance applicable to each.

For 2011, we produced GAAP consolidated operating income of approximately $236.0 million. For purposes of comparing 2011 operating income results to 2011 operating income goals, the 2011 GAAP consolidated operating income was adjusted to the extent 2011 actual B&W mPower development expenses were in excess of or below the amount of management’s estimated 2011 expenses included in the B&W consolidated target goal. For 2011, the actual B&W mPower development expenses exceeded our estimated expenses by approximately $4.9 million. As result, our 2011 GAAP operating income was increased by that amount for purposes of assessing financial performance under annual incentive compensation. Accordingly, the adjusted B&W operating income for 2011 was approximately $240.9 million. Our Power Generation segment produced operating income of approximately $140.0 million, which results were unaffected by B&W mPower development expenses. For 2011, we produced a return on invested capital of 13.5%. B&W and our Power Generation segment met or exceeded its respective safety goals for 2011. The following paragraphs contain a description of the evaluation and calculation of each Named Executive’s 2011 annual incentive compensation.

Mr. Bethards.    Mr. Bethards’ target annual incentive compensation was $931,875, calculated by multiplying his target percentage (105%) by his earnings from annual base salary during 2011 ($887,500). Based on the financial results discussed above, Mr. Bethards was eligible to earn 118.36% of his target award, subject to the assessment of his individual goals. Mr. Bethards met or exceeded his individual goals. As a result, Mr. Bethards was eligible to earn $1,102,967. However, the Compensation Committee exercised its discretion under the EICP and modified Mr. Bethards’ 2011 EICP compensation to $1,050,000 as a result of the operational challenges experienced by our Nuclear Energy segment.

Ms. Salomone.    Ms. Salomone’s target annual incentive compensation was equal to $323,400, calculated by multiplying her target percentage (70%) by her earnings from annual base salary during 2011 ($462,000). Based on the financial results discussed above, Ms. Salomone was eligible to earn 118.36% of her target award, subject to the assessment of her individual goals. Ms. Salomone met or exceeded her individual goals, except with respect to one goal (new bookings), which was only partially achieved. As a result, Ms. Salomone earned 116.47% of her 2011 target EICP compensation, or $376,664.

Mr. Killion.    Mr. Killion’s target annual incentive compensation was $220,203, calculated by multiplying his target percentage (60%) by his earnings from annual base salary during 2011 ($367,005). Based on the financial results discussed above, Mr. Killion was eligible to earn 121.79% of his target award, subject to the assessment of his individual goals. Mr. Killion only partially achieved each of his individual goals. As a result, Mr. Killion was eligible to earn 115.09% of his 2011 target EICP compensation, or $253,432. However, the Compensation Committee exercised its discretion under the EICP and modified Mr. Killion’s 2011 EICP compensation to $240,000 after considering the financial and non-financial results of our Power Generation segment.

Mr. Canafax.    Mr. Canafax’s target annual incentive compensation was $188,073, calculated by multiplying his target percentage (55%) by his earnings from annual base salary during 2011 ($341,950). Based on the financial results discussed above, Mr. Canafax was eligible to earn 118.36% of his target award, subject to the assessment of his individual goals. Mr. Canafax met or exceeded his individual goals. As a result, Mr. Canafax earned $222,602.

Mr. Colatrella did not participate in 2011 annual incentive compensation as a result of his hire date and Mr. Taff’s employment with us terminated prior to the completion of the performance period. For a discussion of Mr. Taff’s compensation following his termination, see “— Post-Employment Compensation — Employment, Severance and Other Arrangements” below.

Long-Term Incentive Compensation

Analysis of 2011 Target Long-Term Incentive Awards.

Mix of 2011 Equity.    In determining the type and mix of equity granted to our Named Executives, the Compensation Committee seeks to maintain a strong correlation between pay and performance while promoting retention of employees. In 2010, the Compensation Committee allocated long-term incentive compensation equally between stock options and time-based restricted stock units. To emphasize its commitment to performance-based compensation, the Compensation Committee changed the mix and type of long-term compensation by adding performance shares in 2011. As a result, 75% of value of 2011 target long-term incentive compensation for 2011 total direct compensation was performance-based. Except in respect of supplemental awards discussed below, when granting equity to our Named Executives, the Compensation Committee allocated long-term incentive compensation as follows:

•	50% performance shares;
•	25% stock options; and
•	25% restricted stock units.

Performance shares generally vest between 0% and 200% of the amount of target shares granted depending equally on the level of cumulative diluted earnings per share and average return on invested capital attained over the three-year period. To tie performance more directly with stockholder return, the 2011 performance shares used earnings per share because we expect the measure to drive stock price but, as compared to stock price, earnings per share is more directly attributable to management action. Additionally, by using a different performance measure than used in annual incentive compensation, it also had the intended effect of reducing risk related to incentive compensation by reducing incentives to focus on a single metric at the expense of others. For each measure, performance at the threshold, target and maximum level will result in vesting of 25%, 50% and 100%, respectively, of the target shares granted. The Compensation Committee set the cumulative diluted earnings per share at the target and maximum vesting levels at amounts that represent 10% and 15% year-over-year increases, respectively, from management’s estimated non-GAAP 2011 earnings per share. The 2011 non-GAAP estimate was based on the target consolidated operating income goal used in 2011 annual incentive compensation to complement and leverage returns that may be achieved under that element, but excluded the projected 2011 B&W mPower development expenses. The goal for threshold level was set at 80% of target, consistent with the structure of our annual incentive compensation. The Compensation Committee set threshold, target and maximum vesting levels for average return on invested capital at 10%, 12% and 14%, mirroring levels set in connection with 2011 annual incentive compensation. No amount vests with respect to either performance measure unless threshold level results are attained.

Stock options and restricted stock units generally vest ratably over three years. The exercise price for stock options is equal to 100% of the fair market value of our common stock at the date of grant. As a result, although options may vest based on time, unlike restricted stock units, an option’s value is based exclusively on improvements in stock price from the date of grant. For that reason, the Compensation Committee considers stock options to be performance-based compensation for purposes of total direct compensation. For more information regarding the 2011 performance shares, restricted stock units and stock options, see the Grants of Plan-Based Awards table under “Compensation of Executive Officers” below and disclosures under “Compensation of Executive Officers — Estimated Future Payouts Under Equity Incentive Plan Awards.”

Value of 2011 Target Long-Term Incentive Compensation.     The following table shows the value of 2011 target long-term incentive compensation for each Named Executive and its relation to median compensation indicated by the applicable survey data. The amounts shown for target long-term incentive compensation represents the expected value at the time the compensation is award by the Compensation Committee, and does not equal the grant date fair value computed for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). For a discussion of the grant date fair values, see “Summary Compensation Table” in “Executive Compensation” below.

*	$ in millions. The long-term incentive compensation for Ms. Salomone and Mr. Canafax exclude the value of supplemental awards granted in 2011, which are discussed below.

The 2011 target long-term incentive compensation for each of our Named Executives was within the market range applicable to the executive, except in respect of Ms. Salomone and Mr. Taff. The Compensation Committee set Ms. Salomone’s 2011 target long-term incentive compensation at a value approximately 17% higher than her 2010 compensation to more closely align her long-term incentive compensation with market-median compensation. The value of Mr. Taff’s 2010 target long-term incentive compensation on the other hand was considerably above the market range for his position as indicated by the 2010 Survey. As a result, he did not receive an increase in his target long-term incentive compensation for 2011. Instead, the Compensation Committee set his 2011 target at the same value as his 2010 target, which had been set by McDermott prior to Mr. Taff joining B&W.

Supplemental Long-Term Incentive Compensation.     In August 2010, following our spin-off, management recommended granting several executives, including Ms. Salomone and Mr. Canafax, supplemental equity awards to reflect their 2010 promotions. Our Compensation Committee deferred action on those supplemental awards until our normal annual review cycle in February 2011. At that time, management renewed its recommendation for supplemental equity awards to the same executives. The Compensation Committee granted certain executives, including Ms. Salomone and Mr. Canafax, supplemental equity awards around the following principles:

•

the value of the supplemental awards was based on the difference between the value of the executive’s 2010 target long-term incentive compensation and the market value of his or her 2011 long-term incentive compensation as indicated by the 2010 Survey;

•	the supplemental awards would vest ratably over three years as if they had been granted in August 2010 as originally contemplated; and

•	the type and mix of equity granted would be based on the type and mix in effect during 2010, namely 50% restricted stock units and 50% stock options.

The chart below shows the number and value of the supplemental equity awards. For a discussion of the grant date fair values computed in accordance with FASB ASC 718 for financial reporting purposes, see “Summary Compensation Table” and the “Grants of Plan Based Awards” table in “Executive Compensation” below.

2011 Supplemental Equity Awards

	Stock Options		Restricted Stock Units
Named Executive	#	Value	#	Value
Ms. Salomone	15,576	$155,000	4,929	$155,000
Mr. Canafax	13,818	$137,500	4,374	$137,500

Sizing Long-Term Incentive Compensation.     When granting equity, the Compensation Committee generally seeks to target a dollar value to grant, rather than granting a targeted number of shares. The number of restricted stock units, stock options and target performance shares granted can be expressed through the following formula: target value of award divided by discounted fair market value of stock.

For sizing purposes, the fair market value of one restricted stock unit, performance share and stock option was determined by Hay Group based on the closing price of our common stock on the date of the grant but reflecting a discount from the market price as a result of the vesting conditions and restrictions on transfer. Hay Group used a Black-Scholes model to value options. For the long-term incentive compensation awards granted in February 2011, the fair market value of our common stock on the date of grant was $34.55 (based on the closing price of our common stock on the New York Stock Exchange on that date), compared to the discounted value of $31.93 for one performance share, $31.44 for one restricted stock unit and $9.95 for an option to acquire one share of our common stock. To ensure that restricted stock units and stock options vest in equal installments each year of a three-year vest term, the number of shares calculated was rounded to the nearest multiple of three.

Because FASB ASC 718 does not calculate grant date fair values for financial reporting purposes using the same discounted price, the target values of long-term incentive compensation may differ from the grant date fair values reported on the Summary Compensation Table and Grants of Plan Based Awards table.

Timing of Equity Grants.    To avoid timing equity grants ahead of the release of material nonpublic information, the Compensation Committee generally approves stock option and other equity awards effective as of the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission. This practice was followed for all long-term incentive compensation grants to Named Executives in 2011.

Perquisites

Perquisites are not factored into the determination of total direct compensation of our Named Executives because they are typically not material in light of a Named Executive’s total compensation. Our Named Executives received the following perquisites and other benefits, as described in the Summary Compensation Table under “Compensation of Executive Officers” below: relocation assistance, annual physicals, tax and financial planning services, limited personal use of corporate aircraft and other miscellaneous items. In February 2011, we ceased providing for club membership and dues. Instead, the Compensation Committee provided a limited transition by including a one-time payment of $14,000 as part of Mr. Bethards’ annual base salary increase for 2011. We believe the personal benefits offered to our Named Executives are reasonable and appropriate.

We own a fractional interest in two aircraft through an aircraft management company. We acquired these interests and we use the aircraft to facilitate travel to and from our operations, a number of which have infrequent or limited access to commercial flights as a result of their location. We do make the aircraft available to our Named Executives for limited personal use, which use is typically limited to permitting the executive’s spouse to accompany the executive on business travel.

Under current Internal Revenue Service rules, we may impute to the executive officer the actual cost incurred by us for any personal aspects of the flight or an amount based on Standard Industry Fare Level (“SIFL”) rates set by the U.S. Department of Transportation. Imputing income based on SIFL rates usually results in less income tax liability to the executive officer but higher income taxes to us due to limitations on deducting aircraft expenses that exceed the income imputed to employees. To minimize our cost of permitting the personal use of the aircraft, we impute income for personal use of aircraft to our Named Executives in an amount that results in the least amount of tax burden for us.

In addition, the presence of an employee’s spouse may be appropriate or necessary at certain meetings, conferences or other business-related functions. In those cases, we will bear the expenses of the employee’s spouse, including the provision of a gross-up for any imputed income to the employee.

We incurred higher than normal relocation expenses in 2011 and 2010 in connection with the spin-off. In preparation of the spin-off, we established our headquarters in Charlotte, North Carolina and relocated a number of our employees principally from Ohio and Virginia and former McDermott employees from Texas. We have reported relocation amounts as a “perquisite” in the Summary Compensation Table in adherence with the U.S. Securities and Exchange Commission’s rules relating to executive compensation. However, the Named Executives who relocated in connection with the spin-off received our standard relocation package provided to all other employees who relocated in connection with the spin-off. Our relocation package includes gross-up of related employment and income taxes in order to ensure that the relocation is cost neutral to the employee.

Post-Employment Compensation

Retirement Plans

Overview.    We provide retirement benefits through a combination of qualified defined benefit pension plans, which we refer to as our Retirement Plans, and a qualified defined contribution 401(k) plan, which we refer to as our Thrift Plan, for most of our U.S. employees, including our Named Executives. In respect of our Named Executives, we sponsor the following two Retirement Plans:

•	the Government Operations Retirement Plan for the benefit of employees of us and our Nuclear Operations and Technical Services segments; and

•	the Commercial Operations Retirement Plan for the benefit of U.S. employees of our Power Generation and Nuclear Energy segments.

We sponsor the Government Operations Retirement Plan through Babcock & Wilcox Investment Company and the Commercial Operations Retirement Plan through B&W PGG.

In addition to the broad-based qualified plans described above, we maintain unfunded, nonqualified excess retirement plans, which we refer to as the Excess Plans. The Excess Plans cover a small group of highly compensated employees, including Messrs. Bethards and Killion and Ms. Salomone, whose ultimate benefits under the applicable Retirement Plan are reduced by Internal Revenue Code limits on the amount of benefits which may be provided under qualified plans, and on the amount of compensation which may be taken into account in computing benefits under qualified plans. Benefits under the excess plans are paid from the general assets of the B&W company employing the participant, which is not necessarily the plan sponsor. We sponsor the Commercial Operations Excess Plan and the Government Operations Excess Plan through the same subsidiaries that sponsor the respective qualified plan. See the “Pension Benefits” table under “Compensation of Executive Officers” below for more information regarding the Retirement Plans.

Recent Changes to Retirement Plans.    Due to the volatility, cost and complexity associated with defined benefit plans and evolving employee preferences, we have taken steps over the past several years to shift away from traditional defined benefit plans toward a defined contribution approach. In 2006, the Commercial Operations and Government Operations Retirement Plans were closed to new salaried participants and benefit accruals were frozen for existing salaried participants with less than five years of credited service as of March 31, 2006, subject to specific annual cost-of-living increases. In lieu of future defined benefit plan accruals under those plans, our qualified defined contribution 401(k) plan provides an automatic cash contribution to plan accounts of affected employees and new hires in an amount between 3% and 8% of the employee’s base pay, plus overtime pay, expatriate pay and commissions, based on their length of service. Mr. Canafax and Mr. Colatrella did not participate in a Retirement Plan or an Excess Plan because they did not meet the eligibility requirements prior to the time the plans were closed to new participants. However, Messrs. Canafax and Colatrella do receive the supplemental cash contribution to their Thrift Plan account.

Supplemental Plans.     We maintain a supplemental executive retirement plan, which we refer to as the SERP, in which selected officers of B&W and our subsidiaries participate, including Messrs. Bethards, Canafax, Killion and Taff and Ms. Salomone.

The SERP is an unfunded, nonqualified defined contribution plan through which we provide annual contributions to participants’ notional accounts. Participants include our Chief Executive Officer and other B&W officers and certain officers of our subsidiaries selected by our Compensation Committee. Under eligibility guidelines for the SERP adopted by the Compensation Committee, officers must generally have completed at least one year of service with us or one of our subsidiaries as a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or as an officer with direct responsibility over operations. As a result of these guidelines, Ms. Salomone and Mr. Killion were selected to participate in the SERP for 2011 and Mr. Canafax was selected to participate for 2012. Mr. Colatrella has not yet met the requirements for eligibility under the guidelines.

In addition, participants may, if permitted by the Compensation Committee, elect to defer the payment of certain compensation earned from us. For purposes of compensation deferral, members of our Board are also participants in the SERP. Under the SERP, an officer selected by our Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. See the Nonqualified Deferred Compensation table and accompanying narrative under “Compensation of Executive Officers” below for more information about the B&W SERP and our contributions to our Named Executives’ B&W SERP accounts.

Employment, Severance and Other Arrangements

Employment and Severance Agreements.    Except as discussed below, we did not have any employment or severance agreements with any of our Named Executives during 2011.

Babcock & Wilcox Severance Plan.    We maintain a broad-based severance plan to provide a measure of financial assistance to eligible employees who are involuntarily terminated in connection with a permanent reduction in force. The severance benefit is determined based on the length of the employee’s service and the employee’s base salary. Full-time salaried employees of B&W and our participating subsidiaries and affiliates, including our Named Executives, are generally eligible to participate in the plan.

Change-in-Control Agreements.     The Compensation Committee has offered change-in-control agreements to executives, including Named Executives, since 2010. We believe change-in-control agreements protect stockholders’ interests by serving the following objectives:

•	to attract and retain top-quality executive management;

•	to assure both present and future continuity of executive management in the event of a threatened or actual change in control; and

•	to ensure the objective focus of executive management in the evaluation of any change in control opportunities.

Our change-in-control agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon a qualified termination of the executive within one year following a change in control. However, equity awards are subject to separate agreements which vest outstanding equity immediately on the occurrence of a change of control, regardless of whether there is a subsequent termination of employment. Additionally, the change-in-control agreements do not provide any tax gross-up on the benefits following a qualified termination. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to an executive to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the executive retaining a larger after-tax amount. The provision was included with the intent of benefiting us by seeking to preserve the tax deductibility of the benefits paid under the agreement, without compromising the objectives for which the agreement was approved.

In respect of our Named Executives, the change in control agreements generally provide a cash severance payment of two (2.99 for Mr. Bethards) times the sum of the Named Executive’s annual base salary and target annual incentive compensation; a pro-rated annual incentive compensation payment at target for the year in which the qualified termination occurs; a cash payment equal to three years of medical benefits; full vesting in any outstanding and unvested equity and full vesting in the executive’s supplemental executive retirement plan account balance. See the “Potential Payments Upon Termination or Change in Control” tables under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the change in control agreements with our Named Executives, events considered to be change in control events and other plans and arrangements that have different trigger mechanisms that relate to a change in control.

Retention Agreements.    Following McDermott’s announcement of the spin-off in December 2009, McDermott sought to retain key employees and executives in connection with the spin-off by entering into Restructuring Transaction Retention Agreements (“Retention Agreements”) with selected executives and employees, including Messrs. Bethards and Taff. We assumed the rights and obligations arising under the Retention Agreements in respect of Messrs. Bethards and Taff on the spin-off.

In general, the Retention Agreements contained retention and severance provisions. The retention provision provided that if the executive remained employed through the spin-off, he would receive a restricted stock grant that would vest on the first anniversary of the spin-off. Accordingly, the Compensation Committee granted restricted shares of our common stock to Messrs. Bethards and Taff, which shares vested on July 30, 2011.

The severance provision provided for cash payments to the executive of two times the sum of their annual base salary and target annual incentive compensation, prorated target annual incentive compensation and a cash payment equal to two years of medical benefits as well as the full vesting of outstanding equity and supplemental executive retirement plan account balance in the event of a qualifying termination prior to the first anniversary of the spin-off. It was contemplated in the Retention Agreement that Mr. Taff’s employment with McDermott would terminate following the spin-off (which was completed July 30, 2010) and he would serve as our chief financial officer. Moreover, the Retention Agreement provided that such change in service would not constitute a qualifying termination, and instead Mr. Taff may terminate his employment with us on the first anniversary of the spin-off and that such termination would constitute a qualifying termination entitling him to the severance benefits set forth in the Retention Agreement. In accordance with the provisions of the Retention Agreement, Mr. Taff notified us in June 2011 of his decision to terminate his employment effective July 30, 2011. See the “Potential Payments Upon Termination or Change in Control” tables under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the payments made to Mr. Taff under the Retention Agreement. Mr. Bethards’ Retention Agreement terminated by its terms on July 30, 2011, the first anniversary following the spin-off.

Consulting Agreement with Mr. Taff.     In connection with Mr. Taff’s election to terminate employment under his Retention Agreement, we entered into a Consulting Agreement with Mr. Taff dated as of June 29, 2011 (the “Consulting Agreement”), under which he provided us financial services, including as our Chief Financial Officer, and assisted us in the search for a successor chief financial officer. Under the Consulting Agreement, Mr. Taff received (1) consulting payments of $112,629 per month, (2) a furnished apartment and a car in Charlotte, North Carolina for use during the consulting period and (3) a per diem based on the monthly consulting fee for transition assistance, if any, following the consulting period. The monthly consulting fee represented the approximate monthly value of Mr. Taff’s annual base salary, target annual incentive compensation, and benefits at of the date of his termination. The Consulting Agreement also included restrictions on Mr. Taff’s ability to solicit our employees during the consulting period and for a period of 12 months thereafter and to compete with us during the consulting period.

Other Compensation Policies / Practices

Stock Ownership Guidelines.    Our Board has adopted stock ownership guidelines to further align the interests of our officers and directors with the interests of our stockholders and promote our commitment to sound corporate governance. Under these guidelines, our officers and non-management directors are expected to maintain minimum stock ownership in our company. The minimum ownership level is between two and five times annual base salary for officers depending on their position, and five times annual base retainer for non-management directors.

Directors and officers have five years from the effective date of the stock ownership guidelines or their initial election as a director/officer, whichever is later, to comply with the guidelines. The Governance Committee annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines for directors and officers. No officer or director is authorized to sell any shares of our common stock (other than to satisfy applicable tax obligations resulting from a transaction involving such stock or to cover the exercise price of stock options) until they have met their respective guideline.

Trading Controls.    We maintain a trading policy that prohibits employees from trading in company securities while in possession of material non-public information about the company and its securities. Generally, trading is permitted only outside of designated trading blackout periods. Executive officers, including the Named Executives, are required to receive the permission of our General Counsel prior to entering into any transactions in company securities. Employees who are subject to trading restrictions, including the Named Executives, may enter into a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to our trading policy, these trading plans, including any amendments thereto, (1) may be entered into only outside of a designated trading blackout period and at a time when the individual is not in possession of material non-public information; (2) must be approved by the company in advance; (3) must be for a minimum duration of one year; and (4) must provide for at least a 30 day waiting period between adoption and the first trade executed under the plan. These plans may be terminated or amended only after consultation with our General Counsel. Mr. Bethards adopted a trading plan on March 9, 2012.

Hedging, Pledging and Short Sale Policies.    We also maintain a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on B&W’s common stock and otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of our common stock. The directors, officers and employees are also prohibited from pledging company securities and engaging in short sales of company securities.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that B&W specifically incorporates it by reference into such filing.

We have reviewed and discussed the Compensation Discussion and Analysis with B&W’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Stephen G. Hanks, Chairman

Thomas A. Christopher

Robert W. Goldman

Larry L. Weyers

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes prior compensation of our Named Executives for the time periods in which each was a Named Executive.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Brandon C. Bethards, President & Chief Executive Officer	2011	$887,500	$0	$2,692,136	$1,044,645	$1,050,000	$1,046,462	$95,281	$6,816,024
	2010	$665,503	$0	$2,191,026	$865,320	$841,500	$509,958	$111,292	$5,184,599
	2009	$526,200	$0	$840,544	$473,450	$663,012	$305,160	$65,693	$2,874,059
Anthony S. Colatrella Senior Vice President & Chief Financial Officer	2011	$63,636	$0	$713,329	$203,177	—	N/A	$23,015	$1,003,157
Michael S. Taff, Former Senior Vice President & Chief Financial Officer	2011	$308,638	$0	$988,683	$383,658	—	N/A	$4,262,919	$5,943,898
	2010	$516,363	$294,752	$908,021	$209,751	$359,936	N/A	$83,967	$2,372,790
	2009	$505,000	$0	$980,544	$552,314	$707,000	N/A	$59,315	$2,804,173

Mary Pat Salomone, Senior Vice President & Chief Operating Officer	2011	$462,000	$0	$741,305	$417,828	$376,664	$472,524	$49,549	$2,519,870
	2010	$406,000	$0	$300,026	$207,699	$242,829	$577,713	$96,054	$1,830,321

Richard L. Killion, President & COO, B&W PGG	2011	$367,005	$0	$406,239	$157,659	$240,000	$461,607	$39,868	$1,672,378
	2010	$348,765	$0	$239,215	$165,623	$193,639	$338,891	$7,350	$1,293,483
	2009	$330,000	$0	$309,627	$174,413	$347,210	$305,071	$7,546	$1,473,867
James D. Canafax Senior Vice President, General Counsel & Corporate Secretary	2011	$341,950	$0	$465,147	$295,965	$222,602	N/A	$62,086	$1,387,750

(1)	See “Salary” below for a discussion of the amounts reported in this column.

(2)	See “Stock and Option Awards” below for a discussion of the amounts included in this column.

(3)	See “Non-Equity Incentive Plan Compensation” below for a discussion of the amounts included in this column.

(4)	See “Change in Pension Value and Nonqualified Deferred Compensation Earnings” below for a discussion of the amounts included in this column.

(5)	See “All Other Compensation” below for a discussion of the 2011 amounts included in this column. The amount reported in this column for Mr. Taff includes amounts paid to Mr. Taff pursuant to a retention agreement that was entered into with our former parent company and assigned to us in connection with our spin-off.

Salary.    Amounts reported in the “Salary” column above include amounts that have been deferred under our qualified and non-qualified deferred compensation plans.

The 2011 salary paid to Mr. Taff was paid through the date of his separation from service on July 30, 2011. See “All Other Compensation” below for post-employment compensation paid to Mr. Taff in 2011.

Stock and Option Awards.     The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of all stock and option awards granted to Named Executives in 2011.

The grant date fair values shown were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718), excluding the effect of estimated forfeitures. For a discussion of the valuation assumptions used in determining the grant date fair value, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011. See the “Grants of Plan-Based Awards” table for more information regarding the stock and option awards granted in 2011.

The amounts reported in the “Stock Awards” column include the grant date fair values of restricted stock units and performance shares awarded to our

Named Executives in 2011. The values for performance shares are based on our Named Executives attaining target performance levels, which we determined was the probable outcome at the time of grant. Assuming the maximum performance levels were probable, the grant date fair values of each Named Executive’s performance shares would be as follows: $3,571,019 for Mr. Bethards, $964,971 for Mr. Colatrella, $1,311,518 for Mr. Taff, $757,474 for Ms. Salomone, $538,842 for Mr. Killion and $416,604 for Mr. Canafax. See the “Grants of Plan-Based Awards” table for the grant date fair values of performance shares at target performance levels.

Non-Equity Incentive Plan Compensation.    The amounts reported in the “Non-Equity Incentive Plan Compensation” column are attributable to the annual incentive awards earned under our EICP in fiscal years 2009, 2010 and 2011, but paid in 2010, 2011 and 2012, respectively. See the “Grants of Plan-Based Awards”

table for more information regarding the annual incentive awards earned in 2011.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. The discount rate applicable to our pension plans was 4.8%, 5.6% and 6.0% at December 31, 2011, 2010 and 2009, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

All Other Compensation.    The amounts reported for 2011 in the “All Other Compensation” column are attributable to the following:

All Other Compensation

	SERP Contribution	Thrift Match	Service-Based Thrift Contribution	Tax Gross- Ups	Cost of Living Adjustment	Severance Payments & Consulting Fees	Perquisites
Mr. Bethards	$66,426	$7,350	$0	$1,953	N/A	N/A	$19,552
Mr. Colatrella	N/A	$1,909	$1,909	$0	N/A	N/A	$19,197
Mr. Taff	$61,168	$7,350	$9,800	$0	N/A	$4,184,601	—
Ms. Salomone	$28,028	$6,230	$0	$1,671	N/A	N/A	$13,620
Mr. Killion	$34,799	$5,069	$0	$0	N/A	N/A	—
Mr. Canafax	N/A	$6,289	$10,581	$1,926	$20,517	N/A	$22,773

SERP Contribution.    See the “Nonqualified Deferred Compensation” table for more information regarding these amounts and our SERP.

Thrift Match and Service-Based Thrift Contribution.    Under our Thrift Plan, we will match 50% of employee’s contributions, up to six percent. For information regarding our Thrift Plan matching contributions and service-based contributions, see “Compensation Discussion and Analysis — Post-Employment Compensation — Retirement Plans” above.

Tax Gross-Ups.    The tax gross-ups reported for 2011 are attributable to the following:

•	Mr. Bethards received tax gross-ups on event tickets, club dues and as a result of his spouse accompanying him on business travel.
•	Ms. Salomone received tax gross-ups on event tickets and as a result of her spouse accompanying her on business travel.

•	Mr. Canafax received tax gross-ups on event tickets and associated with income imputed to him as a result of his relocation from Texas to North Carolina in connection with the spin-off.

Severance Payments & Consulting Fees.     $3,621,456 of the amount listed in the “Severance Payments & Consulting Fees” column above is attributable to amounts paid to Mr. Taff pursuant to the terms of Mr. Taff’s Retention Agreement upon his separation from B&W on July 30, 2011. For more information on the amounts reported in this column that are associated with severance payments, see “Potential Payments upon Termination or Change in

Control” and “Compensation Discussion & Analysis — Employment, Severance and Other Arrangements” above.

$563,145 of the amount reported in this column is attributable to the fees paid to Mr. Taff pursuant to the terms of a consulting agreement we entered into with Mr. Taff in connection with his separation from B&W. For more information on the terms of this consulting agreement, see “Compensation Discussion and Analysis — Employment, Severance and Other Arrangements.”

Perquisites.    Perquisites and other personal benefits received by a Named Executive are not included if their aggregate value does not exceed $10,000. For Messrs. Bethards, Canafax and Colatrella and Ms. Salomone, the values of the perquisites and other personal benefits reported for 2011 are as follows:

•

The $19,552 reported for Mr. Bethards is attributable to the cost of club dues, financial planning, an annual physical, event tickets, and the costs associated with his spouse accompanying him on business travel.

•	The $19,197 reported for Mr. Colatrella is attributable to the costs of relocation from New York to North Carolina.

•

The $13,620 reported for Ms. Salomone is attributable to the costs of relocation assistance from Ohio to North Carolina in connection with the spin-off, financial planning, the costs associated with her spouse accompanying her on business travel, event tickets and cash payments paid to former employees of Marine Mechanical Corporation in connection with our acquisition of that company to partially offset the increased costs of our medical benefits.

•

The $22,773 reported for Mr. Canafax is attributable to the costs of relocation from Texas to North Carolina in connection with the spin-off, the cost of an annual physical, financial planning and event tickets.

We calculate all perquisites and personal benefits based on the incremental cost we incur to provide such benefits. For relocation, that includes costs paid to the employee and to third parties for the benefit of the employee, without regard to whether those costs are deductible to the employee. However, we exclude any payments by us to the third party that manages our relocation program, which would have been incurred without the employee’s relocation and therefore are not “incremental.” For annual physicals, we compute incremental cost based on the actual cost incurred by us for the physical. For financial planning services, we compute incremental cost based on the sum of (1) the actual cost incurred by us for the financial planning service for the applicable Named Executive and (2) a pro-rated portion of the fee our company pays to the third party firm that provides the financial planning services.

For personal use of corporate aircraft, we compute incremental cost based on the actual cost incurred by us for the flight, including:

•	the cost of fuel;

•	a usage charge equal to the hourly rate charged by our flight operator multiplied by the flight time;

•	“dead head” costs, if applicable, of flying aircraft without passengers to and from locations; and

•	the dollar amount of increased income taxes we incur as a result of disallowed deductions under IRS rules.

Since the aircraft are used primarily for business travel, incremental costs generally exclude fixed costs such as the purchase price of our interests in the aircraft, aircraft management fees, depreciation, maintenance and insurance. Our cost for flights, whether business or personal, is not affected by the number of passengers. As a result, we do not assign any amount, other than the amount of any disallowed deduction, when computing incremental costs for the presence of guests accompanying a Named Executive on such flights.

GRANTS OF PLAN-BASED AWARDS

The following table provides additional information on stock awards and equity and non-equity incentive plan awards made to our Named Executives during the year ended December 31, 2011.

	Grant Date	Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
Name			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)

Mr. Bethards
	02/22/11	02/22/11	$465,938	$931,875	$1,863,750							—
	03/04/11	02/22/11				25,840	51,679	103,358	—	—	—	$1,785,509
	03/04/11	02/22/11				—	—	—	26,241	—	—	$906,627
	03/04/11	02/22/11				—	—	—	—	82,911	$34.55	$1,044,645

Mr. Colatrella
			N/A	N/A	N/A							—
	11/16/11	11/10/11				10,381	20,761	41,522	—	—	—	$482,486
	11/16/11	11/10/11				—	—	—	9,933	—	—	$230,843
	11/16/11	11/10/11				—	—	—	—	25,209	$23.24	$203,177

Mr. Taff
	02/22/11	02/22/11	$108,023	$216,047	$432,093							—
	03/04/11	02/22/11				9,490	18,980	37,960	—	—	—	$655,759
	03/04/11	02/22/11				—	—	—	9,636	—	—	$332,924
	03/04/11	02/22/11				—	—	—	—	30,450	$34.55	$383,658

Ms. Salomone
	02/22/11	02/22/11	$161,700	$323,400	$646,800							—
	03/04/11	02/22/11				5,481	10,962	21,924	—	—	—	$378,737
	03/04/11	02/22/11				—	—	—	5,565	—	—	$192,271
	03/04/11	02/22/11				—	—	—	4,929	—	—	$170,297
	03/04/11	02/22/11				—	—	—	—	17,586	$34.55	$221,577
	03/04/11	02/22/11				—	—	—	—	15,576	$34.55	$196,251
Mr. Killion
	02/22/11	02/22/11	$110,102	$220,203	$440,406							—
	03/04/11	02/22/11				3,899	7,798	15,596		—	—	$269,421
	03/04/11	02/22/11				—	—	—	3,960	—	—	$136,818
	03/04/11	02/22/11				—	—	—		12,513	$34.55	$157,659

Mr. Canafax
	02/22/11	02/22/11	$94,036	$188,073	$376,145							—
	03/04/11	02/22/11				3,015	6,029	12,058	—	—	—	$208,302
	03/04/11	02/22/11				—	—	—	3,060	—	—	$105,723
	03/04/11	02/22/11				—	—	—	4,374	—	—	$151,122
	03/04/11	02/22/11				—	—	—	—	9,672	$34.55	$121,863
	03/04/11	02/22/11				—	—	—	—	13,818	$34.55	$174,101

(1)	Amounts shown represent the range of potential payouts under our annual incentive compensation plan. See “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” below for a discussion of the amounts included in this column. The actual amounts paid to our Named Executives are included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.

(2)	See “Estimated Future Payouts Under Equity Incentive Plan Awards” below for a discussion of the amounts included in this column.

(3)	Amounts shown represent shares of our common stock underlying restricted stock units. See “All Other Stock and Option Awards” below for a discussion of the amounts included in this column.

(4)	Amounts shown represent the number of shares of our common stock underlying stock options. See “All Other Stock and Option Awards” below for a discussion of the amounts included in this column.

(5)	See “Grant Date Fair Value of Stock and Option Awards” below for a discussion of the amounts included in this column.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Under our EICP, our Compensation Committee determines a target percentage for eligible officers, expressed as a percentage of the officer’s base salary. For 2011, the target percentage for each Named Executive was as follows:

Named Executive	Target Percentage (% of Salary)
Mr. Bethards	105%
Mr. Colatrella	N/	A
Mr. Taff	70%
Ms. Salomone	70%
Mr. Killion	60%
Mr. Canafax	55%

The amounts reflected in the “target” column of the “Grants of Plan Based Awards” table represent the value of the target EICP awards. This amount is calculated by multiplying the Named Executive’s target percentage by the amount of salary paid to each Named Executive in 2011. Mr. Colatrella joined B&W in November 2011 and did not participate in the EICP for 2011.

The amounts shown in the “maximum” column represent the maximum EICP award for each Named Executive in 2011, which for all participating Named Executives was 200% of the target award. The amounts shown in the “threshold” column represent the minimum EICP award for each Named Executive in 2011 assuming threshold performance, which for all participating Named Executives was 50% of the target award. If threshold financial performance is not achieved, no amount is paid to the Named Executive under EICP.

All threshold, target and maximum amounts reported in the table above assume that our Compensation Committee exercises no discretion over the annual incentive compensation award ultimately paid.

See “Compensation Discussion and Analysis — Annual Incentive Compensation” above for more information about the 2011 EICP awards and performance goals.

Estimated Future Payouts Under Equity Incentive Plan Awards

The amounts shown reflect 2011 grants of performance shares under the 2010 LTIP. Each grant represents a right to receive one share of B&W common stock if performance targets are met. The amount of performance shares that vest, if any, is determined based (1) one-half on the average annual return on invested capital during the three-year performance period, and (2) one-half on our cumulative earnings per share during the same period. The amounts shown in the “target” column represent the number of performance shares that will vest if the target levels of both average annual return on invested capital and cumulative diluted earnings per share are attained. The amounts shown in the “maximum” column represent the number of performance shares that will vest, which is 200% of the amount granted, if both the maximum level of average annual return on invested capital and cumulative earnings per share are attained. The amounts shown in the “threshold” column represent the minimum number of performance shares that will vest, which is 50% of the amount granted, if both the threshold level of average annual return on invested capital and cumulative earnings per share are attained. No amount of performance shares will vest if the level of average annual return on invested capital and cumulative earnings per share are both less than the threshold performance level. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above for more information regarding the 2011 performance shares.

All Other Stock Awards

The amounts shown reflect 2011 grants of restricted stock units under our 2010 LTIP. Each restricted stock unit represents the right to receive one share of B&W common stock and is generally scheduled to vest one-third each year. Upon vesting, the restricted stock units are converted into shares of B&W common stock. We withhold a portion of these shares to satisfy the minimum statutory withholding tax for each Named Executive due on vesting. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above for more information regarding the 2011 restricted stock units.

All Other Option Awards

The amounts shown reflect 2011 grants of stock options under our 2010 LTIP. Each option represents the right to purchase one share of B&W common stock at the exercise price. Options expire seven years from the date of grant. The stock options are generally scheduled to vest and become exercisable one-third each year. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above for more information regarding the 2011 stock options.

Grant Date Fair Value of Stock and Option Awards

The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined using the closing price of our common stock on the date of grant for restricted stock units and performance shares, and an option-pricing model for stock options. A Black-Scholes option-pricing model was used for determining the grant date fair value of stock options. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For more information regarding the compensation expense related to 2011 awards, and a discussion of valuation assumptions utilized in option pricing, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End table summarizes the equity awards we have made to our Named Executives that were outstanding as of December 31, 2011.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Mr. Bethards
RSU	03/05/09							8,514	(3)	$205,528
RSU	03/05/09							6,735	(3)	$162,583
Stock Options	03/05/09	—	24,164	(5)	—	$10.58	03/05/16
Stock Options	03/04/10	—	50,330	(6)	—	$24.55	03/04/17
RSU	03/04/10							33,944	(6)	$819,408
RSU	03/04/11							26,241	(4)	$633,458
Stock Options	03/04/11	—	82,911	(7)	—	$34.55	03/04/18
Performance Shares	03/04/11										25,840	(8)	$623,778
Mr. Colatrella
RSU	11/16/11							9,933	(7)	$239,783
Stock Options	11/16/11	—	25,209	(7)	—	$23.24	11/16/18
Performance Shares	11/16/11										10,381	(8)	$250,597
Mr. Taff
Stock Options	03/05/09	42,284	—		—	$10.58	03/05/16
Stock Options	03/04/10	18,300	—			$24.55	03/04/17
Ms. Salomone
RSU	03/05/09							2,371	(3)	$57,236
Stock Options	03/05/09	—	1,442	(5)	—	$10.58	03/05/16
Stock Options	03/04/10	—	12,080	(6)	—	$24.55	03/04/17
RSU	03/04/10							8,148	(6)	$196,693
RSU	03/04/11							5,565	(7)	$134,339
RSU	03/04/11							3,286	(9)	$79,324
Stock Options	03/04/11	—	17,586	(7)	—	$34.55	03/04/18
Stock Options	03/04/11	5,192	10,384	(9)		$34.55	03/04/18
Performance Shares	03/04/11										5,481	(8)	$132,311
Mr. Killion
RSU	03/05/09							3,136	(3)	$75,703
RSU	03/05/09							2,481	(3)	$59,891
Stock Options	03/05/09	17,803	8,902	(5)	—	$10.58	03/05/16
Stock Options	03/04/10	4,816	9,634	(6)	—	$24.55	03/04/17
RSU	03/04/10							6,496	(6)	$156,813
RSU	03/04/11							3,960	(4)	$95,594
Stock Options	03/04/11	—	12,513	(7)	—	$34.55	03/04/18
Performance Shares	03/04/11										3,899	(8)	$94,122
Mr. Canafax
RSU	03/05/09							2,565	(3)	$61,919
Stock Options	03/05/09	3,121	1,560	(5)	—	$10.58	03/05/16
Stock Options	03/04/10	769	1,538	(6)	—	$24.55	03/04/17
RSU	03/04/10							2,420	(6)	$58,419
RSU	03/04/11							3,060	(7)	$73,868
RSU	03/04/11							2,916	(9)	$70,392
Stock Options	03/04/11	—	9,672	(7)	—	$34.55	03/04/18
Stock Options	03/04/11	4,606	9,212		—	$34.55	03/04/18
Performance Shares	03/04/11										3,015	(8)	$72,782

(1)

The dates presented in this column represent the date the awards were granted (a) by McDermott prior to July 2010 (the “Pre-Spin Awards”) and (b) by us for all other awards. The Pre-Spin Awards were converted to B&W equity in connection with the spin-off with new grant dates of August 2, 2010 for stock options and

August 9, 2010 for stock awards. However, when the Pre-Spin Awards were converted to B&W equity, they remained subject to the same general vesting schedule. Therefore, to assist in understanding the vesting dates associated with the Pre-Spin Awards, we are presenting the McDermott grant dates.

(2)	Market values in these columns are based on the closing price of our common stock as of December 30, 2011 ($24.14), as reported on the New York Stock Exchange.

(3)	These restricted stock units vested 100% on March 5, 2012. See “Vesting of Restricted Stock Units” below for a discussion of the vesting schedules for our restricted stock units.

(4)	One-half of these restricted stock units vested on March 4, 2012, one-third of these restricted stock units vest on March 4, 2013 and one-sixth of these restricted stock units vest on March 4, 2014. See “Vesting of Restricted Stock Units” below for a discussion of the vesting schedules for our restricted stock units.

(5)	These stock options vested 100% on March 5, 2012.

(6)	One-half of these stock options and restricted stock units vested on March 4, 2012 and the remaining one-half will vest on March 4, 2013.

(7)	One-third of these stock options and restricted stock units vested on March 4, 2012 and an additional one-third will vest on each of March 4 2013 and 2014.

(8)	These performance shares represent the right to receive one share of our common stock for each performance share that vests. The number and value of performance shares that vest depend upon the attainment of specified performance goals. The number and value of performance shares reported are based on achieving threshold performance levels. These performance shares are generally scheduled to vest 100% on March 4, 2014. See the “Grants of Plan-Based Awards” table for more information about performance shares.

(9)	These stock options and restricted stock units vest 50% August 12, 2012 and 50% on August 12, 2013.

Vesting of Restricted Stock Units

Except as noted below, restricted stock units generally vest one-third each year. In addition, the restricted stock units awarded in 2009 and 2011 are subject to an additional accelerated vesting schedule if the Named Executive is at least 60 years old and has at least 10 years of service to our company prior to the third anniversary of the applicable grant date (“Retirement Eligibility”). Our 2010 restricted stock unit awards do not contain such an accelerated vesting schedule. For all 2009 and 2011 restricted stock unit awards, the accelerated vesting schedule provides that (1) 25% of the then unvested restricted stock units will vest on the date the Named Executive attains Retirement Eligibility on or after the first anniversary of the grant date, and (2) 50% of the then unvested restricted stock units vest on the date the

Named Executive attains Retirement Eligibility on or after the second anniversary of the grant date. Certain restricted stock units were converted at the spin off from McDermott performance shares, which provided accelerated vesting on Retirement Eligibility but at a modified schedule (the “Spin-Off RSU Awards”). The Spin-Off RSU Awards contain the same accelerated vesting schedule for Retirement Eligibility, except that the percentages are 33% and 66% instead of 25% and 50%, respectively. As of December 31, 2011, Messrs. Bethards and Killion have attained Retirement Eligibility. Accordingly, each of their 2009 and 2011 restricted stock unit awards are subject to the accelerated vesting schedules. See “Potential Payments Upon Termination or Change In Control” for more information on potential payments upon retirement and other events.

OPTION EXERCISES AND STOCK VESTED

The following Option Exercises and Stock Vested table provides additional information about the value realized by our Named Executives on exercises of B&W option awards and vesting of B&W stock awards during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Mr. Bethards	49,330	$828,891	101,973	$3,041,958
Mr. Colatrella	—	N/A	—	N/A
Mr. Taff	11,884	$171,248	88,948	$2,492,452
Ms. Salomone(1)	7,482	$102,379	10,305	$336,117
Mr. Killion	—	N/A	20,840	$680,128
Mr. Canafax	—	N/A	9,115	$297,495

(1)	$36,557 of the amount reported in the Stock Awards – Value Realized on Vesting column for Ms. Salomone represents the realized value of 1,643 restricted stock units that Ms. Salomone has elected to defer pursuant to the terms of our 2010 LTIP. See the “Non-Qualified Deferred Compensation” table below for more information on the deferral of stock awards.

Option Awards.    Each stock option exercise reported in the “Option Exercises and Stock Vested” table was effected as a simultaneous exercise and sale, with the exception of one stock option exercise reported for Ms. Salomone (representing 1,719 shares) and all of the shares reported for Mr. Taff. The stock options exercised by Ms. Salomone and Mr. Taff without simultaneous sale of the underlying shares represent 1,719 and 11,884 shares, respectively. For all exercise and sales reported above, the value realized on exercise was calculated based on the difference between the exercise price of the stock option and the price at which the shares were sold. For the other exercises reported for Ms. Salomone and Mr. Taff, the value realized was calculated based on the difference between the exercise price of the stock option and the closing price of our common stock on the exercise date.

Stock Awards.    For each Named Executive, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of our common stock acquired by the Named Executive in connection with restricted stock and restricted stock units awarded under our 2010 LTIP which vested in 2011. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting.

The following table sets forth the amount of shares and associated value realized attributable to restricted stock and restricted stock units for each Named Executive:

	Restricted Stock		Restricted Stock Units
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Bethards	49,917	$1,242,775	52,056	$1,799,183
Mr. Colatrella	—	N/A	—	N/A
Mr. Taff	26,651	$677,256	62,297	$1,815,196
Ms. Salomone	483	$16,750	9,822	$319,367
Mr. Killion	4,144	$102,974	16,696	$577,154
Mr. Canafax	844	$29,270	8,271	$268,225

The number of shares acquired in connection with the vesting of restricted stock awards and restricted stock units includes shares withheld by us in the amounts and for the Named Executives reported below to satisfy the minimum statutory withholding tax due on vesting.

Name	Shares Withheld on Vesting of Restricted Stock	Shares Withheld on Vesting of Restricted Stock Units
Mr. Bethards	21,053	19,900
Mr. Colatrella	N/A	N/A
Mr. Taff	9,633	20,002
Ms. Salomone	168	2,734
Mr. Killion	1,338	5,387
Mr. Canafax	287	2,731

PENSION BENEFITS

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executives under our qualified and nonqualified pension plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2011
Mr. Bethards	B&W Government Operations Qualified Retirement Plan	38.00	$1,370,807	$0
	B&W Government Operations Excess Plan	38.00	$2,641,845	$0
Mr. Colatrella	N/A	N/A	N/A	N/A
Mr. Taff	N/A	N/A	N/A	N/A
Ms. Salomone	B&W Government Operations Qualified Retirement Plan	29.417	$1,404,753	$0
	B&W Government Operations Excess Plan	29.417	$807,370	$0
Mr. Killion	B&W Commercial Operations Qualified Retirement Plan	41.583	$1,523,174	$0
	B&W Commercial Operations Excess Plan	41.583	$874,675	$0
Mr. Canafax	N/A	N/A	N/A	N/A

Overview of Qualified Plans.    We maintain retirement plans that are funded by trusts and cover certain eligible regular full-time employees, described below in the section entitled “Participation and Eligibility.”. Participation in our retirement plans by our Named Executives is summarized below.

•

Mr. Bethards and Ms. Salomone participate in the Retirement Plan for Employees of Babcock & Wilcox Government Operations (the “B&W Government Operations Qualified Retirement Plan”) for the benefit of eligible employees of the company and our Nuclear Operations and Technical Services segments.

•

Mr. Killion participates in the Retirement Plan for Employees of Babcock & Wilcox Commercial Operations (the “B&W Commercial Operations Qualified Retirement Plan”) for the benefit of eligible employees of our Power Generation segment.

Due to Mr. Taff’s, Mr. Colatrella’s and Mr. Canafax’s date of employment, they are not eligible to participate in our defined benefit plans. For more information on our retirement plans, see “Compensation Discussion and Analysis — Post-Employment Compensation — Retirement Plans.”

Participation and Eligibility.    Generally, employees over the age of 21 years, who were hired before April 1, 2005, participate in the retirement plans.

•	For participants with less than five years of service as of March 31, 2006, benefit accruals were frozen as of that date. Affected employees receive annual service-based cash contributions to their Thrift Plan account.

•

For participants with more than five but less than ten years of service as of January 1, 2007, benefit accruals were frozen as of March 31, 2007. If the participant so elected, they now receive annual service-based cash contributions to their Thrift Plan accounts.

•

Frozen accrued benefits of affected employees under these plans will increase annually in line with increases in the Consumer Price Index, up to a maximum of 8% for each year the employee remains employed. For further discussion on the service-based cash contributions under the Thrift Plan, see “Compensation Discussion and Analysis — Post-Employment Compensation — Retirement Plans.”

Benefits.    For eligible Named Executives, benefits under these plans are based on years of credited service and final average cash compensation (including bonuses).

The present value of accumulated benefits reflected in the Pension Benefit table above is based on a 4.8% discount rate and the IRS static table required for 2012 funding valuations under the Pension Protection Act of 2006. The discount rate applicable to our pension plans at December 31, 2010 and December 31, 2009 was 5.6% and 6.0%, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

Retirement and Early Retirement.    Under each of these plans, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under these plans depend on the employee’s date of hire. Employees hired before April 1, 1998, including Messrs. Bethards and Killion and Ms. Salomone, are eligible for early retirement if the employee has completed at least 15 years of credited service and attained the age of 50. Early retirement benefits are based on the same formula as normal retirement, but the pension benefit is unreduced if the sum of the employee’s age and years of service equals 75 or greater at the date benefits commence; otherwise the pension benefit is reduced 4% for each “point” less than 75. Messrs. Bethards and Killion and Ms. Salomone are each currently eligible for early retirement.

Overview of Nonqualified Plans.    To the extent benefits payable under our qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by our applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Effective January 1, 2006, the Excess Plans were amended to limit the annual bonus payments taken into account in calculating the tenured employees’ Excess Plan benefits to the lesser of the actual bonus paid or 25% of the prior year’s base salary.

•	Mr. Bethards and Ms. Salomone participate in the Excess Plan for certain employees of Babcock & Wilcox Government Operations; and

•	Mr. Killion participates in the Excess Plan for certain employees of Babcock & Wilcox Commercial Operations.

NONQUALIFIED DEFERRED COMPENSATION

The following Nonqualified Deferred Compensation table summarizes our Named Executives’ compensation under our nonqualified supplemental retirement plans.

Name	Executive Contributions in 2011	Registrant Contributions in 2011	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11
Mr. Bethards	N/A	$66,426	$20,916	$0	$611,931
Mr. Colatrella(1)	N/A	N/A	N/A	N/A	N/A
Mr. Taff	N/A	$61,168	($14,192)	$0	$245,202
Ms. Salomone	$36,000	$28,028	($2,762)	$0	$61,266
Mr. Killion	$55,051	$34,799	($1,556)	$0	$88,294
Mr. Canafax(1)	N/A	N/A	N/A	N/A	N/A

(1)	No information is provided for Messrs. Canafax and Colatrella because neither executive was a participant in the B&W SERP for 2011. Mr. Canafax is a participant in the B&W SERP effective January 1, 2012.

Our SERP is an unfunded, nonqualified defined contribution plan through which we provide annual contributions to a participant’s notional account, which we refer to as a participant’s company account. Participants include our Chief Executive Officer and other officers selected by our Compensation Committee. Benefits under our SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of retirement (as defined in the plan) or termination. An officer generally vests in his or her company SERP account 20% each year, subject to accelerated vesting for death, disability, termination by the company without cause, retirement or on a change in control.

For 2011, participants could elect to defer the payment of certain compensation earned from us. Under our SERP, any amounts deferred by a participant are maintained in a notional account separate from the account into which we make annual contributions. We refer to this separate account as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.

Executive Contributions in 2011.    Ms. Salomone and Mr. Killion elected to contribute to their deferral accounts in 2011. Under our SERP, an officer selected by our Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2011 EICP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2011” do not include any contributions of any 2011 EICP awards because EICP awards earned in

2011 are not paid until 2012. Amounts reported in this column for each Named Executive are reported as “Salary” for each Named Executive in the Summary Compensation Table above.

Registrant Contributions in 2011.    We make annual notional contributions to participating employees’ company accounts equal to a percentage determined by our Compensation Committee of the employee’s prior-year compensation. Under the terms of our SERP, the contribution percentage does not need to be the same for each participant. Additionally, our Compensation Committee may make a discretionary contribution to a participant’s account at any time.

For 2011, the contributions reported in the table above reflect notional contributions made by our company to each participating Named Executive’s company account. The company’s 2011 contributions equaled 5% of the Named Executives’ base salaries and EICP awards paid in 2010. All 2011 contributions are included in the Summary Compensation Table above as “All Other Compensation.”

Aggregate Earnings in 2011.    The amounts reported in this column represent hypothetical amounts of earnings or losses during 2011 on each Named Executive’s company and deferral accounts. Our SERP accounts are “participant-directed,” meaning each participating officer personally directs the investment of contributions made on his or her behalf. Any gains or losses attributable to the performance of the directed investments are then credited to the Named Executive’s account. These gains and losses are not reported as compensation in the Summary Compensation Table.

Aggregate Balance at 12/31/11.    The aggregate balance of a participating officer’s account consists of contributions made by us to the officer’s company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive as of December 31, 2011. Messrs. Bethards and Taff are each 100% vested in their SERP balance shown above. Ms. Salomone and Mr. Killion are each vested 20% in their SERP balance as shown above.

The balances include contributions from previous years, which have been reported as compensation to the Named Executives in the Summary Compensation Table for those years — to the extent a Named Executive was included in the Summary Compensation Table during those years. The amounts and years reported are as follows:

Named Executive	Year	Amount Reported
Mr. Bethards	2010	$52,275
	2009	$44,948
Mr. Colatrella	2010	N/A
	2009	N/A
Mr. Taff	2010	$37,810
	2009	$41,378
Ms. Salomone	2010	N/A
	2009	N/A
Mr. Killion	2010	N/A
	2009	N/A
Mr. Canafax	2010	N/A
	2009	N/A

Deferred Stock and Options Under 2010 LTIP.    Under the terms of our 2010 LTIP, our Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock and option awards. Participants, including our Named Executives, were permitted to make deferral elections on their 2011 stock and option awards. Mr. Killion and Ms. Salomone were the only Named Executives to make deferral elections on their 2011 awards. As of December 31, 2011, 1,643 restricted stock units awarded to Ms. Salomone in 2011 have been deferred, less the number of shares withheld by us for Ms. Salomone to satisfy the minimum statutory withholding tax due upon vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show potential payments to our Named Executives under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our Named Executives, assuming a December 31, 2011 termination date. Where applicable, the amounts listed below use the closing price of our common stock of $24.14 (as reported on the NYSE) as of December 30, 2011. These tables do not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested.

The amounts reported in the below tables for stock options, restricted stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•	for stock options: multiplying the number of accelerated options by the difference between the exercise price and $24.14 (the closing price of our common stock on December 30, 2011); and

•	for restricted stock units and performance shares: multiplying the number of accelerated shares or units by $24.14 (the closing price of our common stock on December 30, 2011).

Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause

The following table shows the estimated value of payments and other benefits due the Named Executives (other than Mr. Taff) assuming their involuntary termination without cause as of December 31, 2011. Mr. Taff resigned on July 30, 2011 pursuant to his Retention Agreement. See “Retention Agreements” below for details on payments and benefits paid to him. In the event of a Named Executive’s termination with cause, none of these payments and other benefits would be due.

	Mr. Bethards	Mr. Colatrella	Ms. Salomone	Mr. Killion	Mr. Canafax
Severance Payments	$242,308	$9,231	$130,491	$99,885	$40,385
EICP	$1,050,000	—	$376,664	$240,000	—
Supplemental Executive Retirement Plan (SERP)	—	—	$49,013	$70,635	—
Stock Options (unvested and accelerated)	$163,832	—	$9,777	$60,356	$10,577
Restricted Stock Units (unvested and accelerated)	$416,005	—	$77,803	$116,982	$45,576
Performance Shares (unvested and accelerated)	—	—	—	—	—
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	$1,872,145	$9,231	$643,748	$587,858	$96,538

Severance Payment.    The severance payments reported represent payment that would have been made under the Babcock & Wilcox Severance Plan. Through this severance plan, our full-time employees are entitled to receive a severance benefit in the event their employment is terminated because of the elimination of a previously required position or previously required service, or due to the consolidation of departments, abandonment of plants or offices, or technological change or declining business activities, where such termination is intended to be permanent. The amount of severance benefit is determined based on the length of service and the employee’s base salary. In general, an eligible employee is entitled to a severance benefit of one-half week of base salary for each year of service, subject to a maximum of 14 weeks of pay.

EICP.    The amounts reported under EICP for each Named Executive represent the annual incentive compensation each person earned under the EICP for 2011 based on the attainment of applicable financial, individual and safety results. For participants in the EICP who have an accrued pension benefit, our practice has been to pay the prorated amount of an EICP award that would have been earned during the year in which the employee is involuntarily terminated without cause. The EICP payment is contingent on the participant executing a general release of claims. See

“Compensation Discussion and Analysis — Annual Incentive Compensation — 2011 Annual Incentive Compensation Payments” above for information regarding the EICP payments.

SERP.    Pursuant to our SERP, an executive’s company account becomes fully vested on, among other events, the date of the executive’s termination by the company for any reason other than cause. Mr. Bethards was 100% vested in his company account as of December 31, 2011. Ms. Salomone and Mr. Killion were each 20% vested in their respective company accounts as of the same date. Accordingly, 80% of the amount in their company accounts would be subject to accelerated vesting upon their termination by the company without cause. Messrs. Colatrella and Canafax were not participants in our SERP during 2011, but Mr. Canafax has been selected by our Compensation Committee to be a participant beginning January 1, 2012.

Under our SERP, “cause” means:

•

the willful and continued failure of a participant to perform substantially his or her duties (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to the participant by the Compensation Committee or our Chief Executive Officer, which specifically identifies the manner in which the Compensation Committee or the Chief Executive Officer believes that the participant has not substantially performed his or her duties, after which the participant will have 30 days to defend or remedy such failure to substantially perform his or her duties;

•	the willful engaging by a participant in illegal conduct or gross misconduct, which is materially and demonstrably injurious to our company; or

•	the conviction of a participant with no further possibility of appeal, or plea of nolo contendere by the participant to, any felony or crime of falsehood.

Equity Awards.    Generally, our stock and option awards provide for accelerated vesting of at least a part of an executive’s outstanding options, shares or units if the executive’s employment is involuntarily terminated due to a reduction in force. The amount that is accelerated depends on whether the termination occurred during the second or third year of the award. For options, restricted stock, and most restricted stock unit awards, 25% of the unvested award vests if termination occurs during the second year of the award and 50% of the unvested award vests if termination occurs during the third year of the award. For outstanding restricted stock units that were converted in the spin-off from performance shares based on McDermott common stock, 33% of the then-outstanding units vests if termination occurs during the second year of the award and 66% of the then-outstanding units vests if termination occurs during the third year of the award.

For performance shares, 25% of the performance shares will remain eligible for vesting in the event a Named Executive is terminated by the company due to a reduction in force during the second year of an award’s three-year vest term. 50% of the performance shares will remain eligible for vesting in the event a Named Executive is terminated by the company due to a reduction in force during the third year of the award’s three-year vest term. In such event, the number of performance shares that will vest at the end of the three-year vest term are determined by multiplying (1) the total number of performance shares that would have vested based on actual performance had the applicable Named Executive been employed at the end of the vesting period by (2) the applicable percentage discussed above. As of December 31, 2011, no Named Executives would be entitled to accelerated vesting of performance shares upon an involuntary termination due to a reduction in force because as of December 31, 2011, all outstanding performance shares were in the first year of the vesting period.

The stock option award amounts reported for each Named Executive above represent only the value of unvested and accelerated stock options granted in 2009. We omitted the 2010 stock option awards from the table above because the exercise price of our 2010 stock option awards exceeded the closing price of our common stock as of December 30, 2011, resulting in a net loss for those options. The following table sets forth additional information with respect to the unvested and accelerated stock options awarded to our Named Executives in 2010 not otherwise reflected in the table above:

Named Executive	Grant Date	Stock Options (unvested and accelerated)	Exercise Price	Common Stock Closing Price (as of 12/30/2011)
Mr. Bethards	3/4/2010	12,583	$24.55	$24.14
Mr. Colatrella	—	—	—	—
Ms. Salomone	3/4/2010	3,020	$24.55	$24.14
Mr. Killion	3/4/2010	2,409	$24.55	$24.14
Mr. Canafax	3/4/2010	385	$24.55	$24.14

Retention Agreements

In contemplation of the spin-off, McDermott entered into Retention Agreements with Messrs. Bethards and Taff and our company assumed the rights and obligations arising under these Retention Agreements in connection with the spin-off. Generally, these Retention Agreements provided certain severance benefits in the event of a qualifying termination of the executive. The Retention Agreement for Mr. Bethards expired by its terms on July 30, 2011. Mr. Taff exercised his rights under the Retention Agreement and terminated his employment with our company effective July 30, 2011. His termination constituted a qualifying termination under his Retention Agreement. Consequently, Mr. Taff received the following payments and benefits under his Retention Agreement:

•	a cash severance payment in the amount of $1,821,720, representing two times the sum of his annual base salary and target annual incentive compensation;

•	a cash payment of $216,822, representing his 2011 target EICP award, prorated through the date of his termination;

•	a cash payment of $20,607, representing the value of his accrued but unused 2011 vacation time;

•	a cash payment of $41,774, representing two times the full annual cost of coverage for medical, dental and vision benefits the company provided to Mr. Taff and his covered dependents;

•

vesting of his outstanding restricted stock units (other than those granted to him in 2011) with a value of $884,442 (calculated by multiplying the number of shares by $24.98, the closing price of our common stock on July 29, 2011, the last trading day prior to his July 30, 2011 termination date); and

•

vesting of his outstanding restricted stock with a value of $636,091 (calculated by multiplying the number of shares by $24.98, the closing price of our common stock on July 29, 2011, the last trading day prior to his July 30, 2011 termination date).

Estimated Value of Benefits to Be Received Upon Voluntary Termination

The following table shows the estimated value of payments and other benefits due the Named Executives other than Mr. Taff, whose employment with us terminated on July 30, 2011, assuming their voluntary termination as of December 31, 2011. This table does not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested (for example, pension benefits). See the “Pension Benefits” table above for more information on pension benefits.

	Mr. Bethards	Mr. Colatrella	Ms. Salomone	Mr. Killion	Mr. Canafax
Severance Payments	—	—	—	—	—
EICP	—	—	—	—	—
Supplemental Executive Retirement Plan (SERP)	—	—	—	—	—
Stock Options (unvested and accelerated)	$163,832	—	—	$60,356	—
Restricted Stock Units (unvested and accelerated)	—	—	—	—	—
Performance Shares (unvested and accelerated)	—	—	—	—	—
Tax Gross-Up	—	—	—	—	—
Total	$163,832	—	—	$60,356	—

SERP.    Under the terms of our SERP, an executive’s company account becomes fully vested on, among other events, the date of the executive’s retirement. For purposes of our SERP, retirement is defined as separation from service with us on or after the first day of the calendar month coincident with or following the executive’s attainment of the age of 65. As of December 31, 2011, all Named Executives who participated in SERP as of December 31, 2011 were either fully vested in their company account or were not eligible for retirement under the terms of our SERP. Except as may be determined by our Compensation Committee in its sole discretion, an executive’s company account is not otherwise subject to accelerated vesting in the event of the executive’s voluntary termination.

Equity Awards.    Except as discussed below, the equity awards for our Named Executives do not provide for accelerated vesting upon a voluntary termination of employment. Most awards, however, provide for accelerated vesting either on retirement or on becoming eligible for retirement. The 2010 restricted stock unit awards do not contain any vesting terms relating to retirement. Our Compensation Committee may also exercise its discretion to provide for accelerated vesting in the event of a Named Executive’s voluntary termination.

Generally, the terms of B&W stock and option award grants define retirement as a voluntary termination of employment after attaining age 60 and completing 10 years of service. Under this definition, Mr. Bethards and Mr. Killion were the only Named Executives eligible for retirement as of December 31, 2011.

The vesting associated with retirement varies by award type, as follows:

•

Stock Options: 25% of then-unvested options will become vested in the event a Named Executive retires during the second year of an award’s three-year vesting period, and 50% will become vested if the retirement occurs during the third year.

•

Eligible Restricted Stock Units: 25% of then-outstanding units will become vested when the Named Executive first becomes eligible for retirement during the second year of the three-year vesting period and 50% when the Named Executive first becomes eligible for retirement during the third year. If the restricted stock units represent outstanding units converted on the spin-off from performance shares based on McDermott common stock, the applicable percentages are 33% and 66%, respectively. Because Messrs. Bethards and Killion had already become eligible for retirement prior to December 31, 2011, no payments would have been due under the terms of their restricted stock unit grants as a result of their retirement on that date.

•

Eligible Performance Shares: 25% of the performance shares will remain eligible for vesting in the event an eligible Named Executive retires during the second year of an award’s three-year vest term. 50% of the performance shares will remain eligible for vesting in the event an eligible Named Executive retires during the third year of the award’s three-year vest term but before the third anniversary of the grant date. In such event, the number of Performance Shares that will vest at the end of the three-year vest term are determined by multiplying

(1) the total number of performance shares that would have vested based on actual performance had the applicable Named Executive been employed at the end of the vest term by (2) the applicable percentage discussed above. As of December 31, 2011, no Named Executives would have been entitled to accelerated vesting of Performance Shares upon a voluntary termination because as of December 31, 2011, all outstanding performance shares were in the first year of the vest term.

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

The following table shows the value of payments and other benefits due to the Named Executives other than Mr. Taff, whose employment with us terminated on July 30, 2011, assuming the termination of their employment by reason of death or disability as of December 31, 2011.

	Mr. Bethards	Mr. Colatrella	Ms. Salomone	Mr. Killion	Mr. Canafax
Severance Payments	—	—	—	—	—
EICP	—	—	—	—	—
Supplemental Executive Retirement Plan (SERP)	N/A	N/A	$49,013	$70,635	N/A
Stock Options (unvested and accelerated)	$327,664	$22,688	$19,554	$120,711	$21,154
Restricted Stock Units (unvested and accelerated)	$1,820,977	$239,783	$467,592	$388,002	$264,599
Performance Shares (unvested and accelerated)	$1,247,531	$501,171	$264,623	$188,244	$145,540
Tax Gross-Up	—	—	—	—	—
Total	$3,396,172	$763,642	$800,782	$767,592	$431,293

SERP.    Under the terms of our SERP, an executive’s company account fully vests on, among other events, the executive’s death or disability. Mr. Bethards, was 100% vested in his company account as of December 31, 2011. Ms. Salomone and Mr. Killion were each 20% vested in their respective company accounts as of December 31, 2011. Accordingly, 80% of their respective company accounts would accelerate upon their death or disability. Messrs. Colatrella and Canafax were not participants in our SERP during 2011.

Equity Awards.    Under the terms of the awards outstanding for each Named Executive as of December 31, 2011, all unvested stock awards become vested and all unvested option awards become vested and exercisable in the event the Named Executive’s employment terminates by reason of his or her death or disability.

With the exception of Mr. Colatrella, the stock option award amounts reported for each Named Executive above represent only the value of unvested and accelerated stock options granted in 2009. The award amount reported for Mr. Colatrella represents the value of his unvested and accelerated 2011 stock option award. Other than Mr. Colatrella’s 2011 award, we omitted our 2010 and 2011 stock option awards because the exercise price exceeded the closing price of our common stock as of December 30, 2011, resulting in a net loss for those options. The following table sets forth additional information with respect to the unvested and accelerated stock options awarded to our Named Executives in 2010 and 2011 not otherwise reflected in the table above:

Named Executive	Grant Date	Stock Options (unvested and accelerated)	Exercise Price	Common Stock Closing Price (as of 12/30/2011)
Mr. Bethards	3/4/2010	50,330	$24.55	$24.14
	3/4/2011	82,911	$34.55	$24.14
Mr. Colatrella	—	—	—	—
Ms. Salomone	3/4/2010	12,080	$24.55	$24.14
	3/4/2011	17,586	$34.55	$24.14
	3/4/2011	10,384	$34.55	$24.14
Mr. Killion	3/4/2010	9,634	$24.55	$24.14
	3/4/2011	12,513	$34.55	$24.14
Mr. Canafax	3/4/2010	1,538	$24.55	$24.14
	3/4/2011	9,672	$34.55	$24.14
	3/4/2011	9,212	$34.55	$24.14

Estimated Value of Benefits to Be Received Upon Change in Control

The following table shows the estimated value of payments and other benefits due the Named Executives other than Mr. Taff, whose employment with us terminated on July 30, 2011, assuming a change in control and termination as of December 31, 2011.

	Mr. Bethards	Mr. Colatrella	Ms. Salomone	Mr. Killion	Mr. Canafax
Severance Payments	$5,516,550	$960,000	$1,632,000	$1,187,200	$1,085,000
EICP	$945,000	N/A	$336,000	$222,600	$192,500
Supplemental Executive Retirement Plan (SERP)	N/A	N/A	$49,013	$70,635	N/A
Benefits	$39,168	$49,680	$41,757	$31,965	$52,020
Stock Options (unvested and accelerated)	$327,664	$22,688	$19,554	$120,711	$21,154
Restricted Stock Units (unvested and accelerated)	$1,820,977	$239,783	$467,592	$388,002	$264,599
Performance Shares (unvested and accelerated)	$1,247,531	$501,171	$264,623	$188,244	$145,540
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total	$9,896,890	$1,773,322	$2,810,539	$2,209,357	$1,760,813

We have change in control agreements with various officers, including each of our Named Executives. Generally, under these agreements, if a Named Executive is terminated within one year following a change in control either (1) by the company for any reason other than cause or death or disability; or (2) by the Named Executive for good reason, the Named Executive is entitled to receive:

•	accelerated vesting in the executive’s SERP account;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;

•	a prorated target EICP payment;

•	payment of the prior year’s EICP payment, if unpaid at termination; and

•	a cash payment for health benefits coverage.

In addition to these payments, the Named Executive would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary, earned but unused vacation and reimbursements.

Under these agreements, a “change in control” will be deemed to have occurred on the occurrence of any of the following:

•	Any person, other than an ERISA-regulated pension plan established by us or our affiliate makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from us in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock (other than a group formation for the purpose of making an acquisition directly from the company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors cease for any reason to constitute a majority of the members of our board of directors;

•

consummation of a business combination unless, immediately following such business combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (ii) if the business combination involves the issuance or payment by the company of consid-

eration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (iii) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such business combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of our company immediately before consummation of such business combination; or

•

consummation of a major asset disposition unless, immediately following such major asset disposition, (i) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of our voting stock (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of our board of directors (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the company immediately before consummation of such major asset disposition.

Severance Payment.    The severance payment made to each Named Executive, with the exception of Mr. Bethards, in connection with a change in control is a cash payment equal to two times the sum of

(1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. The severance payment made to Mr. Bethards in connection with a change in control is a cash payment equal to 2.99 times the sum of (1) his annual base salary prior to termination and (2) the same annual base salary multiplied by his target EICP percentage for the year in which the termination occurs. Assuming a termination as of December 31, 2011, the severance payment under a change in control would have been calculated based on the following:

•	Mr. Bethards: $900,000 base salary and $945,000 target annual incentive compensation (105% of his annual base salary);

•	Mr. Colatrella: $480,000 base salary. Mr. Colatrella did not participate in our annual incentive compensation plan for 2011;

•	Ms. Salomone: $480,000 base salary and $336,000 target annual incentive compensation (70% of her annual base salary);

•	Mr. Killion: $371,000 base salary and $222,600 target annual incentive compensation (60% of his annual base salary); and

•	Mr. Canafax: $350,000 base salary and $192,500 target annual incentive compensation (55% of his annual base salary).

EICP Payment.    Depending on the timing of the termination relative to the payment of an EICP award, the applicable executive could receive up to two EICP payments in connection with termination resulting from a restructuring transaction, as follows:

•

If an EICP award for the year prior to termination is paid to other EICP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the EICP for such prior year (without the exercise of any downward discretion). The 2010 EICP awards were paid before December 31, 2011. As a result, no payment would have been due to Messrs. Bethards, Canafax or Killion or Ms. Salomone in this respect.

•

The executive would be entitled to a prorated target EICP payment equal to the product of the Named Executive’s annual base salary and EICP target percentage, with the product prorated based on the number of days the Named Executive was employed during the year in which the termination occurs. Based on a December 31, 2011 termination, each Named Executive other than Mr. Colatrella would have been entitled to an EICP payment equal to 100% of his or her 2011 target EICP, as in effect immediately prior to the date of termination.

SERP.    Under the terms of our SERP, an executive’s company account becomes fully vested on, among other events, the date a change in control occurs. Mr. Bethards was 100% vested in his company account as of December 31, 2011. Ms. Salomone and Mr. Killion were each 20% vested in their respective company accounts as of the same date. Accordingly, 80% of the amounts in their respective company accounts would be subject to accelerated vesting upon their termination without cause. Messrs. Colatrella and Canafax were not participants in our SERP during 2011. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to our change in control agreements.

Benefits.    The amounts reported represent three times the full annual cost of coverage for medical, dental and vision benefits provided to the Named Executive and their covered dependents for the year ended December 31, 2011.

Tax Gross-Up.    The agreements do not provide any tax gross-up on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a Named Executive to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the Named Executive retaining a larger after-tax amount.

Equity Awards.    Under the terms of the awards outstanding, all unvested stock and option awards would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Under our 2010 LTIP, a “change in control” occurs under the same circumstances described above with respect to our change-in-control agreements. See “Equity Awards” under the “Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability” table above for more information regarding the amounts reported for stock option awards, which information is also applicable to the “Estimated Value of Benefits to Be Received Upon Change in Control” table above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of March 12, 2012 (unless noted otherwise) by each director or nominee as a director, each Named Executive and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the vesting of restricted stock units or the exercise of stock options.

Name	Shares Beneficially Owned
Brandon C. Bethards(1)	220,924
James D. Canafax(2)	29,515
Thomas A. Christopher	3,921
Anthony S. Colatrella(3)	10,686
John A. Fees(4)	145,384
Robert W. Goldman(5)	19,330
Stephen G. Hanks	9,158
Richard L. Killion(6)	70,156
D. Bradley McWilliams(7)	36,184
Adm. Richard W. Mies	6,042
Anne R. Pramaggiore	5,737
Mary Pat Salomone(8)	32,154
Michael S. Taff(9)	135,859
Larry L. Weyers	6,028
All directors and executive officers as a group (20 persons)(10)	548,920

(1)	Shares owned by Mr. Bethards include 76,966 shares of common stock that he may acquire on the exercise of stock options and 669 shares of common stock held in our Thrift Plan.

(2)	Shares owned by Mr. Canafax include 14,049 shares of common stock that he may acquire on the exercise of stock options and 2,044 shares of common stock held in our Thrift Plan.

(3)	Shares owned by Mr. Colatrella include 8,403 shares of common stock that he may acquire on the exercise of stock options and 173 shares of common stock held in our Thrift Plan.

(4)	Shares owned by Mr. Fees include 8,768 shares of common stock held in our Thrift Plan.

(5)	Shares owned by Mr. Goldman include 5,115 shares of common stock that he may acquire on the exercise of stock options.

(6)	Shares owned by Mr. Killion include 28,508 shares of common stock that he may acquire on the exercise of stock options and 2,079 shares of common stock held in our Thrift Plan.

(7)	Shares owned by Mr. McWilliams include 450 shares of common stock that he may acquire on the exercise of stock options.

(8)	Shares owned by Ms. Salomone include 17,094 shares of common stock that she may acquire on the exercise of stock options and 535 shares of common stock held in our Thrift Plan.

(9)	Shares owned by Mr. Taff, as of November 14, 2011, include 34,290 shares of common stock that he could have acquired on the exercise of stock options and 1,127 shares of common stock held in our Thrift Plan.

(10)	Shares owned by all directors and executive officers as a group, excluding Mr. Taff, include 228,002 shares of common stock that may be acquired on the exercise of stock options, as described above, 6,790 restricted shares of common stock as to which they have sole voting power but no dispositive power and 10,392 shares of common stock held in our Thrift Plan.

Shares beneficially owned by each of our directors and officers individually in each case constituted less than one percent of the outstanding shares of common stock on March 12, 2012, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The aggregate shares beneficially owned by all of our directors and officers as a group constituted approximately 0.5% of the outstanding shares of common stock measured as of the same date and on the same basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
T. Rowe Price	20,833,207	(2)	17.58%
100 E. Pratt Street
Baltimore, MD 21202

Mason Capital	14,220,993	(3)	12.00%
110 East 59th Street
New York, New York 10022

PRIMECAP Management Company	9,403,919	(4)	7.94%
225 South Lake Ave., #400
Pasadena, CA 91101

Shapiro Capital Management LLC	6,236,873	(5)	5.26%
3060 Peachtree Road, Suite 1555 N.W.
Atlanta, Georgia 30305

(1)	Percent is based on outstanding shares of our common stock on March 12, 2012.

(2)	As reported on Schedule 13G/A filed with the SEC on February 10, 2012. The Schedule 13G/A reports beneficial ownership of 20,833,207 shares of our common stock by T. Rowe Price Associates, Inc. (“Price Associates”), which has sole voting power over 4,598,686 shares and sole dispositive power over 20,833,207 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, for which Price Associates serves as an investment adviser. Price Associates expressly disclaims that it beneficially owns such securities. The Schedule 13G/A reports that T. Rowe Price Mid-Cap Growth Fund has sole voting power of 7,925,000 shares and sole dispositive power over no shares.

(3)	As reported on Schedule 13G/A filed with the SEC on February 14, 2012. The Schedule 13G/A reports beneficial ownership of 14,220,993 shares of our common stock by Mason Capital Management LLC, over which shares it has sole voting and sole dispositive power. The Schedule 13G/A reports beneficial ownership of 14,220,993 shares of our common stock by Kenneth M. Garschina and Michael Martino, which have shared voting and dispositive power over 14,220,993 shares. The Schedule 13G/A reports that Mr. Garschina and Mr. Martino are managing principals of Mason Capital Management LLC.

(4)	As reported on Schedule 13G/A filed with the SEC on February 13, 2012. The Schedule 13G/A reports beneficial ownership of 9,403,919 shares of our common stock by PRIMECAP Management Company, which has sole voting power over 5,163,319 shares and sole dispositive power over 9,403,919 shares.

(5)	As reported on Schedule 13G filed with the SEC on February 3, 2012. The Schedule 13G reports beneficial ownership of 6,236,873 shares of our common stock by Shapiro Capital Management LLC, which has sole voting power over 5,409,450 shares, shared voting power over 827,423 shares and sole dispositive power over 6,236,873 shares.

AUDIT & FINANCE COMMITTEE REPORT

The following report of the Audit & Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that B&W specifically incorporates it by reference into such filing.

As described more fully in its charter, the purpose of the Audit & Finance Committee is to assist the Board in its oversight of B&W’s financial reporting process, internal control system and audit functions. The Audit & Finance Committee also provides oversight of (i) our compliance with legal and regulatory financial requirements; (ii) policies and procedures relating to financial risks; (iii) financial strategies and capital structure and (iv) aspects of our compliance and ethics program relating to financial matters, books and records and accounting and as required by applicable laws, rules and regulations. Our principal responsibility is one of oversight. B&W’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), B&W’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit & Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

In this context, we have reviewed and discussed B&W’s audited consolidated financial statements for the year ended December 31, 2011 with B&W’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, including information regarding the scope and results of the audit, significant estimates and judgments, accounting principles and critical accounting estimates. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit & Finance Committee concerning independence and discussed with Deloitte their independence from B&W and its management. We also considered whether the provision of non-audit services to B&W is compatible with Deloitte’s independence.

We reviewed and discussed with management its assessment and report on the effectiveness of B&W’s internal control over financial reporting as of December 31, 2011, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control — Integrated Framework.” We have also reviewed and discussed with Deloitte its review and report on B&W’s internal control over financial reporting.

Based on these reviews and discussions and the reports of Deloitte, the Audit & Finance Committee recommended to the Board that the audited financial statements be included in B&W’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT & FINANCE COMMITTEE

Robert W. Goldman, Chairman

Stephen G. Hanks

D. Bradley McWilliams

Anne R. Pramaggiore

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2012

(PROPOSAL 3)

Our Board of Directors has ratified the decision of the Audit & Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit & Finance Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit & Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit & Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the year ended December 31, 2011, we paid Deloitte fees, including expenses and taxes, totaling $4,382,653, which are categorized below. For the year ended December 31, 2010, following the spin-off on July 30, 2010, we paid Deloitte fees, including expenses and taxes, in the amounts reported in the 2010 column below. Prior to the spin-off, McDermott paid any audit, audit-related, tax and other fees of Deloitte. As a result, the amounts reported below for 2010 are not necessarily a representative comparison to the fees we paid to Deloitte in 2011, nor are they necessarily representative of the fees we expect to pay Deloitte in future years.

	2011	2010(1)
Audit
The Audit fees for the year ended December 31, 2011 were for professional services rendered for the audits of the combined and consolidated financial statements of B&W, the audit of B&W’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of B&W and assistance with review of documents filed with the SEC	$3,171,000	$2,803,529	(2)
Audit-Related
The Audit-Related fees for the year ended December 31, 2011 were for assurance and related services, ASPE implementation, services related to subsidiary audits, and employee benefit plan audits.	$51,049	$79,061
Tax
The Tax fees for the year ended December 31, 2011 were for professional services rendered for consultations on various U.S. federal, state and international tax compliance assistance, consultation and advice on various foreign tax matters	$1,026,591	$171,477
All Other
The fees for All Other services for the year ended December 31, 2011 were for professional services rendered for transfer pricing matters, value-added tax matters and other advisory or consultation services not related to audit or tax.	$134,013	$87,549
Total	$4,382,653	$3,141,616

(1)	This table excludes the following amounts reported by McDermott as having been paid prior to the spin-off: (1) $215,000 for audit services related to our Form 10; (2) $480,205 for B&W audit-related services; (3) $91,800 for B&W tax services; and (4) $140,000 for B&W other services. In addition, we estimate that approximately $782,000 of audit fees paid by McDermott to Deloitte prior to the spin-off is attributable to B&W audit fees.

(2)	Reflects final billings by Deloitte not available at the time mailing of the 2011 Proxy Statement commenced.

It is the policy of our Audit & Finance Committee to preapprove all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.

Annually, the independent registered public accounting firm and the Vice President of Internal Audit present to the Audit & Finance Committee the anticipated services to be performed by the firm during the year. The Audit & Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit & Finance Committee for consideration. The Audit & Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit & Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit & Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit & Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act of 1934.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit & Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2012. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our Named Executives) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions bet ween us and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

Ms. Salomone served as the President and Chief Executive Officer of Marine Mechanical Corporation (“MMC”) before we acquired MMC in 2007. Prior to our acquisition, the shares of Class A common stock of MMC were owned by an employee stock ownership trust (the “ESOP”), and Ms. Salomone was a participant in the ESOP. In addition, Ms. Salomone owned shares of Class B common stock of MMC and certain options to purchase shares of Class B common stock of MMC. In connection with the acquisition, we deposited a portion of the acquisition price for the Class A shares, the Class B shares and the options in an escrow account, as a means of providing a fund for resolution of any post-closing claims under the indemnification provisions of the acquisition agreement. Under the terms of the escrow arrangement, the remaining balance in the escrow account as of May 2011 was released to the ESOP participants and former holders of the Class B shares and the options, including Ms. Salomone, on or about June 30, 2011. Ms. Salomone had an approximate 5.2% interest in the funds in the escrow account based on her participation interest in the ESOP and her former ownership of Class B shares and options.

As a result, $333,064.98 was paid to Ms. Salomone upon release of the remaining escrow balance.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% or more beneficial owners were satisfied.

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2013 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 29, 2012. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2013

Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on January 8, 2013 or later than February 7, 2013 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent By-Law provisions can be found on our Web site at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.”

By Order of the Board of Directors,

JAMES D. CANAFAX

Secretary

Dated: March 29, 2012

THE BABCOCK & WILCOX COMPANY 13024 BALLANTYNE CORPORATE PLACE, SUITE 700 CHARLOTTE, NORTH CAROLINA 28277 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2012 (May 3, 2012 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2012 (May 3, 2012 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M44607-P20570 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE BABCOCK & WILCOX COMPANY Vote on Directors The Board of Directors recommends you vote FOR the nominees listed: 1. Election of Directors Nominees: 01) Thomas A. Christopher (Class II) 02) Robert W. Goldman (Class II) 03) Stephen G. Hanks (Class II) For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote on Proposals The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Advisory vote to approve executive compensation. 3. Ratification of Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2012. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees and FOR proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The Babcock & Wilcox Company Annual Meeting of Stockholders Tuesday, May 8, 2012 at 9:30 a.m. Generation mPower LLC The Everett Building 11525 N. Community House Road, Suite 500 Charlotte, North Carolina 28277 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE M44608-P20570 THE BABCOCK & WILCOX COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 8, 2012 The undersigned stockholder(s) hereby appoint(s) Brandon C. Bethards and James D. Canafax, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The Babcock & Wilcox Company (“B&W”) that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. Eastern Time on May 8, 2012, at Generation mPower LLC, The Everett Building, 11525 N. Community House Road, Suite 500, Charlotte, NC 28277, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. ATTENTION PARTICIPANTS IN B&W’S THRIFT PLAN: If you hold shares of The Babcock & Wilcox Company common stock through The Thrift Plan for B&W Employees and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May 3, 2012. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions for other participants in the Thrift Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE